Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

LKQ Corporation

and

Glenn C. McElroy,

as Trustee of the Glenn C. McElroy Family Trust,

Phillip B. McElroy,

Thomas C. Hutton,

John L. Neu,

Robert T. Neu and

Jeffrey P. Neu,

each individually as a Shareholder

and

collectively as the Shareholders,

and

Glenn C. McElroy, as an individual,

and

Pick-Your-Part Auto Wrecking

Dated as of August 15, 2008

EXECUTION COPY

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	5.22	Labor Relations	24
	5.23	Employee Benefits	25
	5.24	Warranties	26
	5.25	Product Liability	26
	5.26	[Intentionally Omitted]	26
	5.27	Internal Controls	26
	5.28	Investment Bankers’ and Brokers’ Fees	27

6.	Representations and Warranties of LKQ		27
	6.1	Organization, Power and Authority of LKQ	27
	6.2	Due Authorization; Binding Obligation	27
	6.3	No Conflict; Required Filings and Consents	27
	6.4	Investment Bankers’ and Brokers’ Fees	28
	6.5	LKQ Common Stock	28
	6.6	SEC Matters	28
	6.7	Financing	29
	6.8	Investment Intent	29
	6.9	Access to Information; LKQ’s Own Investigation; No Other Representations or Warranties	30

7.	Covenants		30
	7.1	Conduct of Business Prior to the Closing	30
	7.2	Covenants Regarding Information	32
	7.3	Notification of Certain Matters; Update of Disclosure Schedules	32
	7.4	Confidentiality	33
	7.5	Further Action; Reasonable Best Efforts	33
	7.6	Employee Matters	35
	7.7	Public Announcements	36
	7.8	Maintenance of Insurance	36
	7.9	Indemnification	36
	7.10	Broker Fees	37
	7.11	Termination of Shareholder Agreements	37
	7.12	Certain Assets of the Company	37
	7.13	Insurance Proceeds for Events Between Signing and Closing	37

8.	Termination		37
	8.1	Termination	37
	8.2	Notice of Termination	38
	8.3	Effect of Termination	38

9.	Conditions to the Obligations of LKQ		39
	9.1	Receipt of Necessary Consents	39
	9.2	No Restraint	39
	9.3	No Adverse Litigation	39
	9.4	Releases	39
	9.5	Corporate Documents	39
	9.6	Transfer of Title and Assets	39
	9.7	Leases	39
	9.8	HSR Act	39

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	9.9	Escrow Agreement	40
	9.10	Representations and Warranties	40
	9.11	Performance of Agreements	40
	9.12	Corporate Action	40

10.	Conditions to Obligation of the Shareholders		40
	10.1	Receipt of Necessary Consents	40
	10.2	No Restraint	40
	10.3	No Adverse Litigation	40
	10.4	Leases	41
	10.5	HSR Act	41
	10.6	Escrow Agreement; Indemnification Agreements	41
	10.7	Representations and Warranties	41
	10.8	Performance of Agreements	41
	10.9	Corporate Action	41

11.	Survival and Indemnification		41
	11.1	Indemnification by the Shareholders	41
	11.2	Survival	43
	11.3	Indemnification by LKQ	43
	11.4	Additional Indemnification by LKQ	43
	11.5	Exclusivity; No Special Damages; Damages Net of Taxes	45
	11.6	Indemnification Procedures	46

12.	Certain Additional Agreements		47
	12.1	Restrictive Covenants	47
	12.2	Tax Matters	48

13.	Miscellaneous		51
	13.1	Amendment and Modification	51
	13.2	Expenses	51
	13.3	Certain Definitions	51
	13.4	Binding Effect	58
	13.5	Entire Agreement	58
	13.6	Headings	58
	13.7	Execution in Counterpart	58
	13.8	Notices	58
	13.9	Governing Law	59
	13.10	Venue and Submission to Jurisdiction	59
	13.11	Further Assurances	60
	13.12	Drafting	60
	13.13	Interpretation	61
	13.14	Attorneys’ Fees and Expenses	61
	13.15	Specific Performance	61
	13.16	Shareholder Representatives	61
	13.17	Legal Representation	62
	13.18	Forward-Looking Statements	63
	13.19	Obligations of G. McElroy	63

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of August 15, 2008, by and among the following parties:  (i) LKQ Corporation, a Delaware corporation (“LKQ”); (ii) Glenn C. McElroy, as Trustee of the Glenn C. McElroy Family Trust dated October 14, 1992, Phillip B. McElroy, Thomas C. Hutton, John L. Neu, Robert T. Neu and Jeffrey P. Neu (each, a “Shareholder” and collectively, the “Shareholders”); (iii) Glenn C. McElroy, as an individual (“G. McElroy”); and (iv) Pick-Your-Part Auto Wrecking, a California corporation (the “Company”).  The closing of the transactions contemplated by this Agreement is referred to herein as the “Closing.”

Recitals

The Shareholders own all of the issued and outstanding shares of capital stock of the Company.  The Shareholders desire to sell such shares to LKQ, and LKQ desires to purchase such shares from the Shareholders, all as herein provided and on the terms and conditions hereinafter set forth.  Certain capitalized terms used herein, and not otherwise defined or cross-referenced where first used, are defined in Section 13.3.

Agreement

In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1.                                      Purchase and Sale of the Shares

The Shareholders agree to and will sell, transfer, assign and deliver to LKQ at the Closing, and LKQ agrees to and will purchase and accept from the Shareholders, on the terms and subject to the conditions set forth in this Agreement, an aggregate of 1,582.22695 shares of Class A common stock, no par value, of the Company and 14,245.042 shares of Class B common stock, no par value, of the Company (collectively, the “Shares”).

2.                                      Purchase Price

2.1                               Amount of the Purchase Price.  As consideration for the Shares (the “Purchase Price”), LKQ agrees, subject to the terms, conditions and limitations set forth in this Agreement:

2.1.1  At the Closing, to pay to the Shareholders, in cash, thirty-five percent (35%) of the Closing Payment (as defined in Section 2.3.2) minus $50,000, allocated among each of the Shareholders as set forth on Schedule 2.1.1 hereto;

2.1.2  At the Closing, to pay to the Shareholders sixty percent (60%) of the Closing Payment, allocated among each of the Shareholders as set forth on Schedule 2.1.1 hereto, payable in cash, shares of common stock of LKQ (“LKQ Shares”) or a combination thereof (as determined by LKQ in its sole discretion);

2.1.3  At the Closing, to deliver to the Escrow Agent five percent (5%) of the Closing Payment to be held in the Escrow Account and $50,000 to be held in the Representative Expense Account, in each case governed by the Escrow Agreement (the form of which is attached hereto as Exhibit 2.1) (the “Escrow Agreement”);

2.1.4  At the Closing, to pay to the person identified on Schedule 2.1.4 hereto, in cash, the amount set forth opposite such person’s name on Schedule 2.1.4 hereto (the aggregate of such amounts, the “Non-Compete Payment Amount”);

2.1.5  At the Closing or as soon thereafter as practicable, to cause the Company to pay to the Company’s creditors identified on Schedule 2.1.5 hereto the Debt Amount, allocated among such creditors as set forth on Schedule 2.1.5 hereto; provided, however, that such allocation will be updated to reflect the amounts set forth in the final payoff letters provided to the Company by such creditors; and

2.1.6  At the Closing, to pay on behalf of the Company to the Company’s officers identified on Schedule 2.1.6 hereto, in cash, the Success Bonus Amount (subject to applicable taxes, withholdings and other required, normal or elected deductions as set forth in the Success Bonus Agreements), allocated among such officers as set forth on Schedule 2.1.6 hereto.

2.2                               Valuation of LKQ Shares.  In the event that LKQ chooses to pay any part of the amount due under Section 2.1.2 in LKQ Shares, the value of each such share shall be equal to the average of the closing prices of such shares on the Nasdaq Global Select Market (as reported in the Wall Street Journal) on the ten (10) consecutive trading days ending on the second (2nd) Business Day prior to the Closing Date (as defined in Section 3.1) (such average, the “LKQ Share Value”).  The number of LKQ Shares payable by LKQ to each Shareholder at the Closing shall equal:  (a) the aggregate dollar amount LKQ determines to pay in LKQ Shares under Section 2.1.2, divided by (b) the LKQ Share Value, multiplied by (c) the allocation percentage applicable to such Shareholder as set forth on Schedule 2.1.1; provided that, to the extent the foregoing calculation results in a fraction of an LKQ Share, LKQ shall not deliver such fractional LKQ Share to the Shareholder but instead shall pay to such Shareholder, in cash, an amount equal to the product of (i) such fraction and (ii) the LKQ Share Value.  The number of LKQ Shares payable by LKQ to the Shareholders in the Neu Group shall be further subject to the calculations and adjustments (to the extent applicable) set forth in Sections 2.5.1 through 2.5.3.

2.3                               Calculation of the Purchase Price at the Closing.

2.3.1  At least three (3) Business Days prior to the Closing, the Company shall prepare and deliver to LKQ an estimated Closing Balance Sheet (as defined in Section 2.4.1), setting forth, among other matters, good faith estimates of the Cash Amount and the Working Capital Amount (together, the “Estimated Balance Sheet”), which Estimated Balance Sheet shall be to the reasonable satisfaction of LKQ.

2.3.2  For purposes of payment of the Purchase Price by LKQ at the Closing pursuant to Sections 2.1 and 3.2, the “Closing Payment” shall be:  (i) $72,880,000; plus (ii) the Cash Amount; plus (iii) the Working Capital Difference, if the

Working Capital Amount equals or exceeds the Working Capital Target; minus (iv) the Working Capital Difference, if the Working Capital Target exceeds the Working Capital Amount; minus (v) the Non-Compete Payment Amount; minus (vi) the Debt Amount; minus (vii) 60% of the Success Bonus Amount.  The Cash Amount and the Working Capital Amount set forth in the Estimated Balance Sheet shall be used for purposes of the foregoing calculation of the Closing Payment.  The Closing Payment shall be subject to post-Closing adjustment as set forth in Section 2.4.

2.4                               Post-Closing Adjustment of the Purchase Price.

2.4.1  Within 45 days after the Closing Date, the Shareholder Representatives (as defined in Section 13.16.1) shall deliver to LKQ a consolidated balance sheet of the Company and the Subsidiary, including all notes thereto, dated as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP and in a manner consistent with the preparation of the Balance Sheet (as defined in Section 5.5) with no changes in classifications, methods or accounting policies; provided, however, that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made; and provided, further, that the Closing Balance Sheet will reflect the transfer of certain assets by Hayward Associates to the Company and the Company’s transfer of all Owned Real Property, provided that such transferred assets and Owned Real Property shall not be included in the calculation of the Working Capital Amount.  The Company’s inventory at Closing shall be valued in a manner consistent with the preparation of the Balance Sheet with no changes in classifications, methods or accounting policies.  With respect to all other assets and liabilities of the Company, in the event of a conflict between preparation in accordance with GAAP or on a basis consistent with the Balance Sheet, the Closing Balance Sheet shall be prepared in accordance with GAAP.  The Closing Balance Sheet shall set forth, among other matters, the final Cash Amount and the final Working Capital Amount, and the calculation thereof.  All expenses of the Company relating to any period prior to the Closing Date, including all California income and franchise taxes payable by the Company for any period ending on or before the Closing Date, shall be accrued for on the Closing Balance Sheet.

2.4.2  During the 20 Business Day period following LKQ’s receipt of the Closing Balance Sheet, the Shareholder Representatives shall provide LKQ and its representatives with access to the working papers of the Shareholder Representatives and their representatives relating to the Closing Balance Sheet, and the Shareholder Representatives shall cooperate with LKQ and its representatives to provide them with any other information used in preparing the Closing Balance Sheet reasonably requested by LKQ and its representatives.  The Closing Balance Sheet shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, LKQ delivers to the Shareholder Representatives written notice of its disagreement (a “Notice of Disagreement”) specifying the nature, amount and reasonable detail of any disputed item.  LKQ shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4.3.

2.4.3  During the ten (10) Business Day period following delivery of a Notice of Disagreement by LKQ to the Shareholder Representatives, the parties in good faith shall seek to resolve any differences that they may have with respect to the matters specified therein.  During such ten (10) Business Day period, LKQ shall provide the Shareholder Representatives and their representatives with access to the working papers of LKQ and its representatives relating to such Notice of Disagreement, and LKQ and its representatives shall cooperate with the Shareholder Representatives and their representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by the Shareholder Representatives or their representatives.  Any disputed items resolved in writing between LKQ and the Shareholder Representatives within such ten (10) Business Day period shall be final and binding with respect to such items.  If LKQ and the Shareholder Representatives have not resolved all such differences by the end of such ten (10) Business Day period, LKQ and the Shareholder Representatives shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.4 within the range of the difference between the Shareholder Representatives’ position with respect thereto and LKQ’s position with respect thereto.  The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.4.  The Independent Accounting Firm shall be Moss Adams LLP or, if such firm is unable or unwilling to act or is no longer independent during the time the dispute is pending, such other independent public accounting firm as shall be agreed in writing by LKQ and the Shareholder Representatives.  LKQ and the Shareholder Representatives shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 13.10.  The costs of any dispute resolution pursuant to this Section 2.4.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the representatives of each party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

2.4.4  The final Closing Payment shall be adjusted, upwards or downwards, as follows:

(i)  if the final Closing Payment as finally determined pursuant to this Section 2.4 is greater than the Closing Payment as determined pursuant to the Estimated Balance Sheet, the Closing Payment shall be adjusted upwards in an amount equal to the difference between the former amount and the latter amount;

(ii)  if the Closing Payment as determined pursuant to the Estimated Balance Sheet is greater than the final Closing Payment as finally determined pursuant to this

Section 2.4, the Closing Payment shall be adjusted downwards in an amount equal to the difference between the former amount and the latter amount; and

(iii)  if the final Closing Payment as finally determined pursuant to this Section 2.4 is equal to the Closing Payment as determined pursuant to the Estimated Balance Sheet, no adjustment shall be made to the Closing Payment.

In case of clause (i), (A) the Shareholder Representatives shall deliver a joint written notice to LKQ, specifying the amount of the upward adjustment of the Closing Payment, and (B) LKQ shall pay, in cash, to each Shareholder such Shareholder’s allocable portion of the amount of such upward adjustment of the Closing Payment pursuant to the allocation set forth in Schedule 2.1.1 hereto.  In case of clause (ii), (A) LKQ shall deliver written notice to the Shareholder Representatives, specifying the amount of the downward adjustment of the Closing Payment, and (B) each Shareholder shall pay, in cash, to LKQ such Shareholder’s allocable portion of such downward adjustment of the Closing Payment pursuant to the allocation set forth in Schedule 2.1.1 hereto, provided that the foregoing payment obligation of such Shareholder shall be joint and several with all other Shareholders’ payment obligations under this Section 2.4.4.

2.4.5  Amounts to be paid pursuant to Section 2.4.4 shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly as the prime rate by the Wall Street Journal, calculated on the basis of a year of 365 days and the number of days elapsed.

2.4.6  Notwithstanding anything to the contrary in this Section 2.4, for purposes of preparing the Closing Balance Sheet (including the calculation of the Working Capital Amount), good faith estimates shall be used for the amounts of accounts receivable attributable to converters and catalysts sold by the Company, with respect to which sales totals have not been finalized at least five (5) Business Days prior to the date on which the Shareholder Representatives are required to deliver the Closing Balance Sheet pursuant to Section 2.4.1.  The parties agree that, upon finalization of such sales totals, appropriate adjustments (if any) shall be made to the Closing Payment generally pursuant to the procedures set forth elsewhere in this Section 2.4.  To the extent that the final aggregate amount of accounts receivable determined based on the final sales totals exceeds the estimate thereof, LKQ shall promptly pay to each Shareholder such Shareholder’s allocable portion of such excess amount pursuant to the allocation set forth in Schedule 2.1.1 hereto.  To the extent that the final aggregate amount of accounts receivable determined based on the final sales totals is less than the estimate thereof, each Shareholder shall pay, in cash, to LKQ such Shareholder’s allocable portion of such shortfall pursuant to the allocation set forth in Schedule 2.1.1 hereto, provided that the foregoing payment obligation of such Shareholder shall be joint and several with all other Shareholders’ payment obligations under this Section 2.4.6.

2.5                               LKQ Shares Delivered to Neu Group.

2.5.1  Subject to Section 2.5.5, to the extent that LKQ elects to pay any amount of the Closing Payment in LKQ Shares, the number of LKQ Shares payable by LKQ to each Shareholder in the Neu Group at the Closing shall equal:  (a) the aggregate dollar amount LKQ determines to pay in LKQ Shares under Section 2.1.2, divided by (b) the LKQ Share Value, multiplied by (c) the allocation percentage applicable to such Shareholder as set forth on Schedule 2.1.1, multiplied by (d) 97.5%; provided that, to the extent the foregoing calculation results in a fraction of an LKQ Share, LKQ shall not deliver such fractional LKQ Share to the Shareholder but instead shall pay to such Shareholder, in cash, an amount equal to the product of (i) such fraction and (ii) the LKQ Share Value.  The LKQ Shares deliverable by LKQ to the Shareholders in the Neu Group pursuant to the foregoing sentence are referred to hereinafter as the “Neu Group Shares.”

2.5.2  During the period beginning with the Closing and ending at the close of business on the Business Day immediately following the Closing Date, any Shareholder in the Neu Group may instruct a broker selected by the Shareholder Representative representing the Shareholders in the Neu Group and consented to in writing by LKQ prior to the date hereof, which consent shall not be unreasonably withheld or conditioned (the “Broker”), to cause any or all of the Neu Group Shares allocable to him to be sold at not less than prevailing market prices therefor through the Broker, provided that such sales must be completed five (5) Business Days after the Closing Date (the “Section 2.5 Period”).  If the Broker determines that sales requested by such Shareholder cannot be completed without adversely affecting the price at which such sales occur or otherwise affecting the market for LKQ Shares generally, the Section 2.5 Period shall automatically be extended for a period not to exceed five (5) Business Days.

2.5.3  If any Neu Group Shares are sold in accordance with Sections 2.5.1 and 2.5.2 during the Section 2.5 Period (as such period may have been extended pursuant to Section 2.5.2) and the aggregate proceeds from such sales (before deduction of any commissions, fees or expenses) to the Shareholders of the Neu Group (the “Neu Group Proceeds Amount”) is less than the product equal to (a) the number of such Neu Group Shares multiplied by (b) the LKQ Share Value, then LKQ shall promptly deliver additional cash to the Shareholders in the Neu Group to make up for the amount by which such product exceeds the Neu Group Proceeds Amount (such excess amount, the “Neu Group Shortfall Amount”).

2.5.4  The Shareholders agree that from the date hereof until three (3) Business Days following the Closing, they will not engage, directly or indirectly, in any transactions in LKQ securities or any derivatives thereof other than sales of the Neu Group Shares through one or more Brokers.

2.5.5  By the close of business Central Time on the first (1st) Business Day prior to the Closing Date, the Shareholder Representative representing the Shareholders in the Neu Group may, at his option, provide written notice to LKQ that the above provisions of this Section 2.5 shall no longer be applicable to some or all of the Neu Group Shares.

2.5.6  The following is for illustrative purposes:

(a)  If (i) the Closing Payment equals $73,000,000.00, (ii) LKQ elects to pay the entire 60% of the Closing Payment (or $43,800,000.00) in LKQ Shares, (iii) the LKQ Share Value equals $20.00 per share, and (iv) the Shareholders in the Neu Group are entitled to receive 58.2997% of the proceeds (and thus, the Shareholders not in the Neu Group are entitled to receive 41.7003% of the proceeds), then the Shareholders not in the Neu Group would be entitled to receive 913,236 LKQ Shares at the Closing ($43,800,000.00, divided by $20.00 per share, multiplied by 41.7003%), with an additional $11.40 being paid by LKQ in cash.

(b)  If the Shareholder Representative representing the Shareholders in the Neu Group exercises his option with respect to all Neu Group Shares pursuant to Section 2.5.5, then the Shareholders in the Neu Group would be entitled to receive 1,276,763 LKQ Shares at the Closing ($43,800,000.00, divided by $20.00 per share, multiplied by 58.2997%), with an additional $8.60 being paid by LKQ in cash.

(c)  If the Shareholder Representative representing the Shareholders in the Neu Group does not exercise his option pursuant to Section 2.5.5, then the Shareholders in the Neu Group would be entitled to receive 1,244,844 LKQ Shares at the Closing ($43,800,000.00, divided by $20.00 per share, multiplied by 58.2997%, multiplied by 97.5%), with an additional $6.89 being paid by LKQ in cash.  If (i) the Shareholders in the Neu Group sell such LKQ Shares through one or more Brokers pursuant to Section 2.5.2 and (ii) the Neu Group Proceeds Amount resulting therefrom is less than $24,896,880.00 (1,244,844 shares multiplied by $20.00 per share), thus resulting in a Neu Group Shortfall Amount, then LKQ shall deliver cash to such Shareholders in an amount equal to such Neu Group Shortfall Amount.

3.                                      Closing

3.1                               Closing.  Upon and subject to the terms of this Agreement, the sale and purchase of the Shares shall take place at the Closing to be held at the offices of Bell, Boyd & Lloyd LLP, 70 West Madison, Suite 3100, Chicago, Illinois 60602, at 10:00 a.m. local time on the second (2nd) Business Day following the satisfaction of all conditions to the obligations of the parties set forth in Sections 9 and 10 hereof (other than such conditions (i) that are waived in accordance with the terms of this Agreement or (ii) as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Shareholder Representatives and LKQ mutually may agree in writing.  Throughout this Agreement, such date is referred to as the “Closing Date.”  For the purposes of this Agreement, the Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

3.2                               Procedure at the Closing.  At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

3.2.1  The Shareholders shall deliver to LKQ the certificates, instruments and other documents required to be delivered by the Shareholders pursuant to Section 9.

3.2.2  LKQ shall deliver to the Shareholders the certificates, instruments and other documents required to be delivered by LKQ pursuant to Section 10.

3.2.3  The Shareholders shall deliver to LKQ certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers.

3.2.4  LKQ shall make the following payments:  (i) to the Shareholders by wire transfer, in immediately available funds, of the amounts contemplated by Section 2.1.1; (ii) to the Shareholders by delivery of LKQ Shares or by wire transfer, in immediately available funds, of amounts payable in cash, to the extent applicable, pursuant to Section 2.1.2; (iii) to the Escrow Agent by wire transfer, in immediately available funds, the amounts contemplated by Section 2.1.3; (iv) to the person identified on Schedule 2.1.4 hereto by wire transfer, in immediately available funds, of the amount contemplated by Section 2.1.4; (v) to the Company’s creditors listed on Schedule 2.1.5 hereto, on behalf of the Company, by wire transfer, in immediately available funds, the amounts contemplated by Section 2.1.5; and (vi) to the Company’s officers listed on Schedule 2.1.6 hereto, on behalf of the Company, by wire transfer, in immediately available funds, the amounts contemplated by Section 2.1.6.

3.2.5  LKQ and the Shareholders shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Shares and the Purchase Price.

4.                                      Representations and Warranties of the Shareholders

Except as specifically set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), in order to induce LKQ to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders makes the following representations and warranties on a several but not joint basis.  The Disclosure Schedules shall be arranged in sections and paragraphs corresponding to the sections and paragraphs contained in Section 4 or Section 5, as the case may be.  Notwithstanding the foregoing, the information and disclosures contained in any section or paragraph of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section or paragraph of the Disclosure Schedules as though fully set forth in such section or paragraph for which the applicability of such information and disclosure is reasonably apparent on its face.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists.

4.1                               Organization.  Such Shareholder is a natural person residing in the applicable State as set forth in Section 4.1 of the Disclosure Schedules.

4.2                               Ownership.  Such Shareholder holds of record and owns beneficially the number of Shares set forth next to his name in Section 4.2 of the Disclosure Schedules, free and clear of any Encumbrance (other than any restrictions under the Securities Act and state securities laws).  Except as set forth in Section 4.2 of the Disclosure Schedules, such Shareholder (i) is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Shareholder to sell, transfer or otherwise dispose of any capital stock of the Company, and (ii) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock.  Upon delivery to LKQ of certificates for such Shares at the Closing, LKQ’s payment of the Purchase Price and registration of such Shares in the name of LKQ in the stock records of the Company, LKQ, assuming it shall have purchased such Shares without notice of any adverse claim, shall acquire good and valid title to such Shares, free and clear of any Encumbrance (other than any restrictions under the Securities Act and state securities laws).

4.3                               Authority.  Such Shareholder has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Shareholder will be a party, to perform such Shareholder’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Shareholder of this Agreement and each of the Ancillary Agreements to which such Shareholder will be a party, and the consummation by such Shareholder of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action.  This Agreement has been, and upon execution and delivery each of the Ancillary Agreements to which such Shareholder will be a party will have been, duly executed and delivered by such Shareholder.  Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes, and upon execution and delivery each of the Ancillary Agreements to which such Shareholder will be a party will constitute, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.4                               No Conflict; Required Filings and Consents.

4.4.1  The execution, delivery and performance by such Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (i) conflict with or violate any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected; (ii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, suspend, terminate, modify, cancel or require any notice or consent of any third party pursuant to, any contract, agreement, lease, license, instrument or other arrangement to which such Shareholder is a party (except as set forth in Section 4.4.1 of the Disclosure Schedules); or (iii) result in the creation or imposition of any Encumbrance (other than any restrictions under the Securities Act and state securities laws) with respect to the Shares; except, with respect to clauses (i) and (ii), for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Shareholder or, with respect to clauses (i), (ii) and (iii), for matters that arise as a result of any action by LKQ or any of its affiliates.

4.4.2  Such Shareholder is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, and (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay or impede performance by such Shareholder of any of his obligations under this Agreement.

4.5                               Brokers.  Except for Sagent Advisors Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated hereby based upon any arrangement made by or on behalf of such Shareholder.

4.6                               Spousal Consent.  Unless the signature of such Shareholder’s spouse appears on the spousal consent attached hereto as Exhibit 4.6, such Shareholder is not married.

4.7                               Prospectus.  Such Shareholder acknowledges that he (a) received prior to the date hereof a copy of LKQ’s prospectus dated May 16, 2006 relating to the LKQ Shares (the “Prospectus”), which incorporates by reference LKQ’s Reports on Form 10-K for the years ended December 31, 2006 and 2007, its Reports on Form 10-Q and Form 8-K filed after December 31, 2007 and prior to the date hereof and the definitive proxy statements filed with the SEC for its annual meeting of stockholders in 2007 and 2008 (collectively, the “SEC Reports”), as filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended (the “Exchange Act”); and (b) has reviewed and understands the Prospectus.

4.8                               California Tax Returns.  Such Shareholder has timely filed all California Tax Returns required to be filed by him and has paid in full all California state and local Taxes that have become due, whether or not shown on any such Tax Return.

5.                                      Representations and Warranties of the Company and the Shareholders

Except as set forth in the Disclosure Schedules, in order to induce LKQ to enter into this Agreement and to consummate the transactions contemplated hereunder, the Company and each of the Shareholders makes the following representations and warranties with regard to the Company on a several but not joint basis:

5.1                               Organization, Power and Authority of the Company.

5.1.1  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California with corporate power and authority necessary to own, lease or operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

5.1.2  The Subsidiary is a limited liability company duly organized and validly existing in good standing under the laws of the State of California with limited liability company power and authority necessary to own or lease its properties and to carry on its business as it is now being conducted.  The Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

5.1.3  The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon execution and delivery each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company.  Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes, and upon execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.2                               Capital Stock of the Company.

5.2.1  The authorized, issued and outstanding capital stock of the Company is set forth in Section 5.2.1 of the Disclosure Schedules.  All of the Company’s outstanding capital stock has been duly authorized and validly issued and is fully paid and nonassessable.  The Shares constitute all of the issued and outstanding capital stock of the Company.

5.2.2  Except as set forth in Section 5.2.2 of the Disclosure Schedules:

(a)  all voting rights in the Company are vested exclusively in its shares of common stock, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company;

(b)  there are no outstanding warrants, options or rights of any kind to acquire from the Company or the Shareholders any shares of common stock of the Company or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of shares of capital stock of the Company; and

(c)  the Company does not have any obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

5.3                               Subsidiaries.  Except for the Subsidiary and as set forth in Section 5.3 of the Disclosure Schedules, the Company does not, directly or indirectly, own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any person or entity.

5.4                               No Conflict; Required Filings and Consents.

5.4.1  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the articles of incorporation or bylaws of the Company or any equivalent organizational or governing documents of the Subsidiary; (ii) conflict with or violate any Law applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected; (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, suspend, terminate, modify, cancel or require any notice or consent of any third party pursuant to, any contract, agreement, lease, license, instrument or other arrangement to which the Company or the Subsidiary is a party or by which any of their properties or assets are bound (except as set forth in Section 5.4.1 of the Disclosure Schedules); or (iv) result in the creation or imposition of any Encumbrance on any property or asset of the Company or the Subsidiary; except, with respect to clauses (ii), (iii) and (iv), for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or that arise as a result of any action by LKQ or any of its affiliates.

5.4.2  Except as set forth in Section 5.4.2 of the Disclosure Schedules, the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (a) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (b) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

5.5                               Financial Statements.  Copies of the audited consolidated balance sheets of the Company and its subsidiaries as at December 31, 2006 and December 31, 2007, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Financial Statements”), and the unaudited consolidated balance sheet of the Company and the Subsidiary for the three months ended March 31, 2008 (the “Balance Sheet”) and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its subsidiaries, together with, if any, all related notes and schedules thereto (collectively, including the Balance Sheet, the “Interim Financial Statements”) are attached hereto as Section 5.5 of the Disclosure Schedules.  Except as set forth in Section 5.5 of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial

Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material to the Company and the Subsidiary, taken as a whole.

5.6                               Liabilities; Debt Amount.  The Company has no liabilities or obligations of any nature, either accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company except:  (i) to the extent reflected or taken into account in the Interim Financial Statements or the notes thereto and not heretofore paid or discharged; (ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in Section 5.6 of the Disclosure Schedules; (iii) normal liabilities that are not past due and that were incurred in the ordinary course of business, consistent with prior practice, since the date of the Balance Sheet; and (iv) for Taxes.  The creditors listed on Schedule 2.1.5 hereto represent all of the creditors with respect to whom the Company has Debt as of June 30, 2008, the amount of Debt (excluding interest accrued thereon) shown on such schedule is accurate as of June 30, 2008, and Schedule 2.1.5, as updated through the Closing as contemplated by Section 2.1.5, shall contain a complete and accurate list of all creditors to whom the Company has Debt, and the amount of such Debt (including interest accrued thereon), as of the Closing Date.

5.7                              Tax Matters.  Except as set forth in Section 5.7 of the Disclosure Schedules:

5.7.1  Each of the Company and the Subsidiary has timely filed all Tax Returns required to be filed by it and has paid in full all Taxes that have become due, whether or not shown on any such Tax Return.  The Company has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local Tax Return and the Company has no liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

5.7.2  The Company has been a validly existing S corporation within the meaning of Code Sections 1361 and 1362 at all times since 1987 and the Company will be an S corporation up to and including the Closing Date.  The Shareholders have the authority to consent to the Section 338(h)(10) Election (as defined in Section 12.2.4) and similar state elections with respect to the purchase and sale of the Shares pursuant to this Agreement.  The Company will not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election.  The Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

5.7.3  All Taxes that the Company and the Subsidiary were required by law to withhold or collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company for such payment.

5.7.4  There is no Tax deficiency proposed or, to the knowledge of the Company, threatened against the Company or the Subsidiary.  None of the Tax Returns of the Company or

the Subsidiary is under audit or examination by a Tax authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Return of the Company for any period.  The Company has not received any claim by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

5.8                               Real Estate.

5.8.1  Section 5.8.1 of the Disclosure Schedules accurately and completely sets forth the address and description of each parcel of Owned Real Property.  Except as set forth in Section 5.8.1 of the Disclosure Schedules, with respect to each parcel of Owned Real Property:

(a)  the Company has good and marketable indefeasible fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(b)  neither the Company nor the Subsidiary is presently leasing or otherwise has granted to any Person the right, which is presently in effect or may become effective in the future, to use or occupy such Owned Real Property or any portion thereof; and

(c)  there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

5.8.2  Section 5.8.2 of the Disclosure Schedules accurately and completely sets forth, with respect to every parcel of Leased Real Property:  (i) the lessor and lessee thereof and the date(s) of the lease (including any amendment(s) thereto) governing such property; and (ii) the location, including address, thereof.  The Company has previously made available to LKQ accurate and complete copies of each of the Leases, and none of such Leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies and in Section 5.8.2 of the Disclosure Schedules.  Except as set forth in Section 5.8.2 of the Disclosure Schedules, with respect to each of the Leases:

(a)  such Lease is legal, valid, binding, enforceable and in full force and effect, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), provided that the foregoing exception shall apply only to the extent that the relevant bankruptcy, insolvency, reorganization, moratorium or similar event occurs after the Closing Date;

(b)  the Company or the Subsidiary has a valid leasehold interest in each Leased Real Property, which leasehold interest is free and clear of all Encumbrances (except for Permitted Encumbrances);

(c)  the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(d)  neither the Company’s nor the Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease is currently being disturbed and there are no pending disputes between the Company or its Subsidiary, on the one hand, and the applicable lessor, on the other hand, with respect to such Lease;

(e)  neither the Company nor the Subsidiary, nor to the knowledge of the Company, any other party to the Lease is in breach of or default under such Lease, and to the knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, and the Company has no knowledge of any anticipated breach by the other parties to any such Lease;

(f)  the Company has not received written notice from any lessor under a Lease that any security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been re-deposited in full;

(g)  neither the Company nor the Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(h)  the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or the Subsidiary;

(i)  neither the Company nor the Subsidiary has subleased, licensed or otherwise granted to any Person (in each case, where the sublease, license or grant is currently in effect or may become effective in the future) the right to use or occupy the Leased Real Property or any portion thereof; and

(j)  neither the Company nor the Subsidiary has collaterally assigned or granted any other Encumbrance in such Lease or any interest therein.

5.8.3  The Owned Real Property identified in Section 5.8.1 of the Disclosure Schedules and the Leased Real Property identified in Section 5.8.2 of the Disclosure Schedules (collectively, the “Real Property”), comprise all of the real property used in or otherwise related to, the Company’s and the Subsidiary’s business; and neither the Company nor the Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

5.8.4  Except as set forth in Section 5.8.4 of the Disclosure Schedules, the structural elements of the buildings, structures and fixtures, including the roof, bearing walls and foundation of any building on any parcel of Real Property, are free from material defects, and the building systems, including heating, ventilation, air conditioning, mechanical, electrical, plumbing, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in working condition and are sufficient for the current operating needs of the Company and the Subsidiary.’’

5.8.5  Except as set forth in Section 5.8.5 of the Disclosure Schedules, neither the Company nor the Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no proceeding is contemplated by any Governmental Authority.  Except as set forth in Section 5.8.5 of the Disclosure Schedules, there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding that is pending or, to the knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Company’s or the Subsidiary’s business as currently conducted thereon.

5.8.6  Except as set forth in Section 5.8.6 of the Disclosure Schedules, neither the Company nor the Subsidiary has received any written notice of violation of any applicable building, zoning, subdivision and other land use laws, which violation has not heretofore been resolved; and, to the knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation, except as would not reasonably be expected to result in material liability for the Company or the Subsidiary.

5.8.7  Except as set forth in Section 5.8.7 of the Disclosure Schedules, none of the Shareholders, the Company or the Subsidiary has received any written notice of the violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”), which violation has not heretofore been resolved, and to the knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation.  To the knowledge of the Company, there is no pending or anticipated change in any Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Company’s or the Subsidiary’s business as currently conducted thereon.

5.8.8  Except as set forth in Section 5.8.8 of the Disclosure Schedules, each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, such access being sufficient for the current operation of the Company’s or the Subsidiary’s business.  Except as set forth in Section 5.8.8 of the Disclosure Schedules, none of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

5.8.9  Except as set forth in Section 5.8.9 of the Disclosure Schedules, all water, gas, electrical, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the current operation of the Company’s or the Subsidiary’s business.  Except as set forth in Section 5.8.9 of the Disclosure Schedules, each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

5.8.10  Except as set forth in Section 5.8.10 of the Disclosure Schedules, the classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations (after giving effect to any zoning variances and conditional use permits applicable to any parcel of Real Property) permits the use and occupancy of such parcel and the operation of the Company’s and the Subsidiary’s business as currently conducted thereon.  Except as set forth in Section 5.8.10 of the Disclosure Schedules, there are sufficient parking spaces, loading docks and, to the knowledge of the Company, other facilities at such parcel to comply with such zoning laws, ordinances and regulations.  To the knowledge of the Company, except as set forth in Section 5.8.10 of the Disclosure Schedules, the Company’s and the Subsidiary’s use or occupancy of the Real Property or any portion thereof or the operation of the Company’s or the Subsidiary’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

5.8.11  Except as set forth in Section 5.8.11 of the Disclosure Schedules, none of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would materially interfere with the use or occupancy of such Real Property or the continued operation of the Company’s or the Subsidiary’s business as currently conducted thereon.

5.8.12  Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent.  Except as set forth in Section 5.8.12 of the Disclosure Schedules, to the knowledge of the Company, there is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

5.8.13  Except as set forth in Section 5.8.13 of the Disclosure Schedules, none of the Real Property or any portion thereof is located in a “Special Flood Hazard Area” designated by the Federal Emergency Management Agency (FEMA) as a “high risk area” (as such term is defined by the FEMA) as of the date of this Agreement.

5.9                               Title to and Condition of Assets.  The Company and the Subsidiary have good and marketable title to each of their respective assets (other than the Real Property) that has a book value of more than $1,000, free and clear of all Encumbrances, except Permitted Encumbrances and as set forth in Section 5.9 of the Disclosure Schedules.  Each fixed asset of the Company and the Subsidiary that has a book value of more than $1,000 is in working condition, normal wear and tear excepted.  Section 5.9 of the Disclosure Schedules sets forth the following information regarding each such fixed asset owned by the Company or the Subsidiary as of the date of this Agreement:  (i) a description of each fixed asset; (ii) the date on which each fixed asset was acquired; and (iii) the original cost of each fixed asset.

5.10                        Receivables.  The Company has previously made available to LKQ a complete list of all receivables of the Company and the Subsidiary as of March 31, 2008, including the due dates thereof.  Except as set forth in Section 5.10 of the Disclosure Schedules, all of the receivables listed thereon or set forth or reflected in the Balance Sheet were, as of the dates as of which the information was given therein, and as of the Closing Date all of the receivables of the Company and the Subsidiary set forth or reflected in the Closing Balance Sheet will be, valid accounts receivable which are or will be current and collectible and which have been or will be, within 120 days after the Closing Date, collected in full.

5.11                       Licenses and Permits.  Except (a) as set forth in Section 5.11 of the Disclosure Schedules, and (b) as pertaining to Environmental Law and Environmental Permits, each of the Company and the Subsidiary possesses each and every license, approval, permit, franchise, certificate, waiver, consent, exemption, registration or authorization of any Governmental Authority that is required for the Company or the Subsidiary, as the case may be, to own, lease or operate its properties and to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, such license, approval, permit, franchise, certificate, waiver, consents, exemption, registration or authorization would not, in each individual case, reasonably be expected to have a Material Adverse Effect with respect to the Company.  All such licenses, approvals, permits, franchises, certificates, waivers, consents, exemptions, registrations and authorizations are collectively referred to herein as the “Permits.”  Section 5.11 of the Disclosure Schedules contains an accurate and complete list of all Permits.  Except as set forth in Section 5.11 of the Disclosure Schedules, the Permits are in full force and effect, the Company and the Subsidiary are in compliance with their requirements, and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or amend any of them.  Except as set forth in Section 5.11 of the Disclosure Schedules, none of the Permits are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.12                        Proprietary Rights.  The Company and the Subsidiary possess all proprietary rights, including patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, assumed or “doing business as” names, and rights to any of the foregoing, necessary to conduct the Company’s and the Subsidiary’s business as currently being conducted without, to the knowledge of the Company, conflict with valid proprietary rights of others.  Section 5.12 of the Disclosure Schedules contains an accurate and complete list of all registered patents, copyrights, trademarks, service marks, trade names and assumed or “doing business as” names, in each case, that are owned or licensed by the Company or the Subsidiary (but excluding shrink-wrap or click-wrap licenses for commercially available software entered into in the ordinary course of business at a cost of less than $25,000 per such software) (collectively, the “Proprietary Rights”).  Except as set forth in Section 5.12 of the Disclosure Schedules, (i) the Company or the Subsidiary has a right to use all of the Proprietary Rights, (ii) within the previous three (3) year period, there have been no claims made against the Company or the Subsidiary for the assertion of the invalidity, abuse, misuse or unenforceability of any of such Proprietary Rights, and to the knowledge of the Company, there are no grounds for the same, and (iii) the Company and the Subsidiary have not received any written notice of conflict with the asserted rights of others within the previous three (3) year period.

5.13                        Adequacy of Assets; Customers.  Except as set forth in Section 5.13 of the Disclosure Schedules, the assets and properties of the Company and the Subsidiary constitute, in the aggregate, all of the property necessary for the conduct of the business of the Company and the Subsidiary in the manner in which and to the extent it has been conducted since December 31, 2007.  Except as set forth in Section 5.13 of the Disclosure Schedules, no current customer of the Company or the Subsidiary that accounted for over two percent (2%) of the total consolidated net sales of the Company and the Subsidiary for the twelve (12) months ended December 31, 2007, and no current supplier to the Company or the Subsidiary of items essential to the conduct of their business, which items cannot be replaced by the Company or the Subsidiary at comparable cost, and the loss of which customer or supplier would have a Material Adverse Effect with respect to the Company, has notified the Company (whether orally or in writing) within the 90 days prior to the date of this Agreement that said customer or supplier will terminate its business relationship with the Company or the Subsidiary.  None of the customer accounts of the Company or the Subsidiary have been designated by the appropriate governmental authorities as a “small business set-aside” contract.  None of the Shareholders or any officer or director or, to the knowledge of the Company, any employee of the Company or the Subsidiary, or any affiliate of any of them, has any direct or indirect interest in any customer, supplier or competitor of the Company or the Subsidiary or in any person from whom or to whom the Company or the Subsidiary leases real or personal property, or in any other person with whom the Company or the Subsidiary is doing business, except as set forth in Section 5.13 of the Disclosure Schedules.

5.14                        Certain Documents and Information.

5.14.1  Section 5.14.1 of the Disclosure Schedules accurately and completely lists the following:  (i) each loan, credit agreement, guarantee or security agreement to which the Company or the Subsidiary is a party or by which it is bound; (ii) other than the Leases, any other agreement, contract or commitment to which the Company or the Subsidiary is a party or by which it is bound that involves a future commitment by the Company or the Subsidiary in excess of $50,000 and which cannot be terminated without liability on ninety (90) days or less notice; (iii) each power of attorney executed by or on behalf of the Company or the Subsidiary, which power of attorney is currently in effect; (iv)(A) the name and current annual compensation of each employee of the Company or the Subsidiary whose current annual compensation is in excess of $75,000 per annum, (B) any profit sharing, year-end bonus or any other form of compensation (other than base compensation) paid or payable by the Company or the Subsidiary to or for the benefit of each such person for the year ending December 31, 2008 or any period thereafter, and (C) any employment or other agreement of the Company or the Subsidiary with any of their respective officers or employees; (v) any agreement with respect to any joint venture or partnership arrangements or the purchase of any equity interests in any other entity; (vi) any agreement that contains covenants expressly limiting the ability of the Company or the Subsidiary to engage in any line of business or to compete with any person or entity or operate in any geographic location or for any period of time with respect to any line of business; (vii) the name of each of the officers and directors of the Company and the Subsidiary; and (viii) the name of each bank in which the Company or the Subsidiary has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.  The Company has previously made available to LKQ an accurate and complete copy of each such agreement, contract or commitment listed in Section 5.14.1 of the Disclosure Schedules (the “Contracts”).

5.14.2  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, (i) each Contract is a valid and binding obligation of the Company or the Subsidiary, as applicable, in full force and effect and enforceable against the Company or the Subsidiary, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (provided that the foregoing exception shall apply only to the extent that the relevant bankruptcy, insolvency, reorganization, moratorium or similar event occurs after the Closing Date), (ii) to the knowledge of the Company, each Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (provided that the foregoing exception shall apply only to the extent that the relevant bankruptcy, insolvency, reorganization, moratorium or similar event occurs after the Closing Date), (iii) the Company and the Subsidiary, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it under each Contract (excluding performance obligations not yet due), and (iv) neither the Company nor the Subsidiary has received written notice of a default under any Contract or of any event or condition that, after notice or lapse of time or both, will constitute a default on the part of the Company or the Subsidiary under any Contract.

5.15                        Insurance.  Section 5.15 of the Disclosure Schedules accurately and completely lists each policy of insurance in force with respect to the Company, the Subsidiary or their respective assets and properties, and each of the performance or other surety bonds maintained by the Company or the Subsidiary in the conduct of their businesses.  All premiums and other payments that have become due under the policies of insurance listed in Section 5.15 of the Disclosure Schedules have been paid in full, all of such policies are now in full force and effect and neither the Company nor the Subsidiary has received written notice from any insurer, agent or broker of the cancellation of, or any material increase in premium with respect to, any of such policies or bonds.  Section 5.15 of the Disclosure Schedules sets forth the claims experience (including all open and closed claims) of the Company and the Subsidiary over the last three (3) years, for workers’ compensations claims, general liability claims, auto liability claims, products liability claims and any other claims covered by any insurance policy.  Except as set forth in Section 5.15 of the Disclosure Schedules, to the knowledge of the Company, there has been no occurrence that would reasonably be expected to give rise to any claim against any of the Company’s or the Subsidiary’s insurers under any of such policies.  Except as set forth in Section 5.15 of the Disclosure Schedules, neither the Company nor the Subsidiary has received any written notification from any insurer, agent or broker denying or disputing any claim made by either of them or denying or disputing any coverage for any such claim or the amount of any claim.

5.16                        Litigation.  Except as set forth in Section 5.16 of the Disclosure Schedules, as of the date hereof:

5.16.1  There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of the Company, threatened, against or affecting the Company or the Subsidiary or any of the assets or properties of the Company or the Subsidiary and, to the knowledge of the Company, there is no basis for any of the foregoing.

5.16.2  There are no outstanding orders, decrees or stipulations issued by any U.S. federal, state, local or foreign judicial or administrative authority in any proceeding to which either of the Company or the Subsidiary is or was a party.

5.17                        Records.  The Company has previously made available to LKQ copies of the Company’s articles of incorporation and bylaws and the equivalent organizational or governing documents of the Subsidiary and all amendments thereto to date, and such copies are correct and complete in all respects.  A record of all actions taken by the owners and boards of directors of the Company and the Subsidiary and all minutes of their meetings are contained in the minute books of the Company and the Subsidiary and are accurate and complete in all material respects.  The record books, stock ledgers and membership ledgers of the Company and the Subsidiary contain a materially accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of the Company and the Subsidiary.

5.18                        No Material Adverse Change.  Except as set forth in Section 5.18 of the Disclosure Schedules, since December 31, 2007, there have not been any changes in the business or properties of the Company or the Subsidiary, or in their financial condition, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect with respect to the Company.  There is not, to the knowledge of the Company, any threatened event or condition that could reasonably be expected to have a Material Adverse Effect with respect to the Company.

5.19                        Absence of Certain Acts or Events.  Except for the transactions contemplated hereby or as disclosed in Section 5.19 of the Disclosure Schedules, since December 31, 2007, each of the Company and the Subsidiary has, in all material respects, conducted its business in the ordinary course consistent with past practice and has not:  (i) authorized or issued any of its shares of capital stock, units of membership interests or any other securities (including any held in its treasury); (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities or paid any bonus to its employees; (iii) increased the rate of compensation of any of its employees (except any regularly scheduled annual pay increases consistent with past practices); (iv) sold, leased, transferred or assigned any of its assets, other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $100,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction; (vii) suffered any theft, damage, destruction or casualty loss in excess of $100,000; (viii) deferred the payment of any liabilities or accounts payable or deferred the acquisition of any inventory outside the ordinary course of business or in a manner inconsistent with past practices; or (ix) accelerated the collection of any accounts receivable in a manner inconsistent with past practices.  As of the Closing Date, none of the Company’s or the Subsidiary’s accounts payable will be past due in any material respect.  All net cash generated by the Company and the Subsidiary (after payment of their accounts payable and expenses consistent with past practices) between December 31, 2007 and the Closing is or will be deposited in a bank account registered in the name of the Company or the Subsidiary, as applicable.

5.20                        Compliance with Laws.  Except as set forth in Section 5.20 of the Disclosure Schedules:

5.20.1  Each of the Company and the Subsidiary is in compliance, in all material respects, with all Laws (excluding Environmental Laws and Environmental Permits) applicable to it, its assets, properties and business; provided, however, that each Shareholder (other than the Glenn C. McElroy Family Trust dated October 14, 1992 (and its trustee)) makes the foregoing representation and warranty only to the extent of his actual knowledge without investigation.

5.20.2  In the past five (5) years, the Company and the Subsidiary have not received written notification of any asserted past or present failure to comply with any Laws (excluding Environmental Laws and Environmental Permits), which failure has not heretofore been resolved, and, to the knowledge of the Company, no proceeding with respect to any such violation is contemplated.

5.20.3  Neither the Company nor the Subsidiary, nor to the knowledge of the Company, any employee of the Company or the Subsidiary, has made any payment of funds in connection with the business of the Company or the Subsidiary prohibited by Law, and no funds have been set aside to be used in connection with its business for any payment prohibited by Law.

5.20.4  Notwithstanding the foregoing, nothing in this Section 5.20 shall constitute a representation or warranty with respect to any matter relating to Laws or Permits, or any Governmental Authority in regard to the enforcement of such Laws or Permits, to the extent that such matter is expressly covered by another representation or warranty in this Section 5 (including Sections 5.4.1, 5.7, 5.8, 5.11, 5.21 and 5.22).

5.21                        Environmental Matters.

5.21.1  For purposes of this Agreement, the terms listed below shall mean the following:

“Tank” shall mean that term as defined in 40 C.F.R. § 260.10, without regard to the character of Tank contents.

“Environmental Law” shall mean any federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments and any similar items in effect on or prior to the Closing Date, relating to the protection of human health, safety or the environment, and common law theories of nuisance, trespass, waste, negligence and abnormally dangerous activities arising out of or relating to the presence of any Hazardous Substance (as defined below) in the environment or workplace.

“Environmental Permit” shall mean any approval, covenant, waiver, exception, order, permit, authorization, site-specific limitation or license of any Governmental Authority relating to any Environmental Law.

“Hazardous Substance” shall mean and be construed broadly to include any gas, liquid or solid that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “pollutant,” “contaminant,” “toxic waste,” “toxic substance” or “special waste” under any Environmental Law and includes petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon-based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substance.

The representations and warranties in this Section 5.21 shall each be qualified as being to Actual Knowledge as defined in Section 13.3.1.  Notwithstanding anything herein to the contrary, except for the representations and warranties contained in this Section 5.21, the Shareholders and the Company do not make any representation or warranty of any kind or nature (whether express, implied or otherwise) relating to any matter involving any Environmental Law, Environmental Permit, Hazardous Substance, Release or other environmental issue.

5.21.2  Except as set forth in Section 5.21.2 of the Disclosure Schedules, neither the Company nor the Subsidiary:  (i) has transported, stored, treated or disposed, nor have they allowed or arranged for any third parties to transport, store, treat or dispose any Hazardous Substance to or at any location or in a manner that has resulted or could reasonably be expected to result in a liability under any Environmental Law; or (ii) has disposed, or allowed or arranged for any third parties to dispose, any Hazardous Substance upon property owned or leased by them currently or in the past.

5.21.3  Except as set forth in Section 5.21.3 of the Disclosure Schedules, there has not occurred, nor is there currently occurring, a Release or threatened Release of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any parcel of the Real Property.

5.21.4  Except as set forth in Section 5.21.4 of the Disclosure Schedules, neither  the Company nor the Subsidiary has:  (i) received any written notice that the Company or the Subsidiary is potentially responsible for a response action or corrective action under any Environmental Law; (ii) submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA; and (iii) received any request for information in connection with any environmental response under any Environmental Law.

5.21.5  Except as set forth in Section 5.21.5 of the Disclosure Schedules, neither the Company nor the Subsidiary uses, nor have they ever used, any Tanks on the Real Property nor has there been a Release from any Tank on the Real Property.

5.21.6  Except as set forth in Section 5.21.6 of the Disclosure Schedules, (i) the Company and the Subsidiary are in compliance with all Environmental Laws governing the Real Property and the operations of the Company and the Subsidiary; (ii) the Company and the Subsidiary have obtained and maintained in effect all Environmental Permits necessary for operation of their business; (iii) no action to revoke or modify such Environmental Permits is pending; and (iv) the Company and the Subsidiary are in compliance with such Environmental Permits.

5.21.7  The Company has made available to LKQ all material written information in its possession, or materially accurate written summaries of such information, that concerns the Company or the Subsidiary with regard to:  (i) all environmental audits, assessments or occupational health studies relating to the assets, Real Property or business of the Company and the Subsidiary undertaken by a Governmental Authority or the Company, the Subsidiary or any of their agents; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to the Real Property; (iii) any actual or alleged violation of, or liability under, any Environmental Law or any health and safety requirements; and (iv) any investigatory, remedial or corrective obligations, including those assumed or undertaken with respect to any other person, relating to any Real Property or any off-site location, arising under any Environmental Law or health and safety requirements.

5.22                        Labor Relations.  Except as set forth in Section 5.22 of the Disclosure Schedules:

5.22.1  The Company and the Subsidiary are not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the knowledge of the Company, since December 31, 2004, there has been no effort by any labor union to organize any employees of the Company or the Subsidiary into one or more collective bargaining units.

5.22.2  There is not any pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage involving any of the employees of the Company or the Subsidiary that affects or that may affect the business of the Company or the Subsidiary or that may interfere with the Company’s continued operations.

5.22.3  Neither the Company nor the Subsidiary nor, to the knowledge of the Company, any agent, representative or employee of the Company or the Subsidiary committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now any pending or, to the knowledge of the Company, threatened charge or complaint against the Company or the Subsidiary by or with the National Labor Relations Board or any representative thereof.

5.22.4  There has been no strike, walkout or work stoppage involving any of the employees of the Company or the Subsidiary during the five-year period prior to the date hereof.

5.22.5  The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company or the Subsidiary.

5.23                        Employee Benefits.

5.23.1  None of the Company, the Subsidiary, nor any corporation or business that is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including the Company, within the meaning of Section 414 of the Code, maintains or contributes to, or at any time since January 1, 1994 maintained or contributed to:  (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company, the Subsidiary or their beneficiaries are entitled, or current employees of the Company or the Subsidiary will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except in each case as described in Section 5.23.1 of the Disclosure Schedules.  The plans described in Section 5.23.1 of the Disclosure Schedules are referred to herein as the “Plans.”

5.23.2  The administration of the Plans complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plans meet in all material respects any applicable requirements for favorable tax treatment under the Code in both form and operation.  All of the Plans that constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with the requirements of ERISA.  The costs of administering the Plans, including fees for the trustee and other service providers that are customarily paid by the Company or the Subsidiary, have been paid or will be paid prior to the Closing Date or will be reflected in the Closing Balance Sheet. There have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans.  There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

5.23.3  All contributions to the Plans due and owing as of the Closing Date have been made or will be made prior to the Closing Date or will be reflected in the Closing Balance Sheet.  Vacation and all other applicable benefit accruals with respect to the current Plan year are reflected in the Balance Sheet or will be reflected in the Closing Balance Sheet.  None of the Plans is a pension plan subject to Title IV of ERISA.  None of the Plans is a multi-employer plan as defined in Section 3(37) of ERISA.  The Company and the Subsidiary have no plans, programs, agreements or arrangements, and have not made any other commitments to their employees, former employees or their beneficiaries, under which they have any obligation to provide any retiree or other employee benefit payments that are not adequately funded through a trust or other funding arrangement.

5.23.4  The Company has made available to LKQ true and complete copies of:  (i) the Plans, amendments, and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the Plans; (iii) the latest financial statements and Form 5500 annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent Plan year with respect to which the filing date for such information has passed; (iv) the reports of the most recent actuarial valuations of the Plans; (v) copies of communications from regulatory agencies regarding audits, examinations and noncompliance with the applicable legal requirements; (vi) a summary of the most recent nondiscrimination test results; and (vii) copies of agreements with service providers to the Plans.

5.24                        Warranties.  No product manufactured, sold, leased or delivered by the Company or the Subsidiary, or work performed by it, is subject to any guaranty, warranty or other indemnity, except as described in Section 5.24 of the Disclosure Schedules.

5.25                        Product Liability.  Except as set forth in Section 5.25 of the Disclosure Schedules, neither the Company nor the Subsidiary has any liability (and, to the knowledge of the Company, no grounds exist for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against them giving rise to any liability) arising out of any injury to individuals or property as a result of any third party’s ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or the Subsidiary, or as a result of any work performed by the Company or the Subsidiary.

5.26                        [Intentionally Omitted]

5.27                        Internal Controls.  Except as set forth in Section 5.27 of the Disclosure Schedules, each of the Company and the Subsidiary maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of such entity’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance that:  (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Subsidiary are being made only in accordance with authorizations of management and the board of directors (or equivalent entity) of the Company or the Subsidiary, as applicable; and (iii) unauthorized acquisition, use or disposition of the Company’s or the Subsidiary’s assets that could have a material effect on such entity’s financial statements are timely detected and/or prevented.  Except as set forth in Section 5.27 of the Disclosure Schedules, there have been no changes in such system of internal control over financial reporting during the preceding ninety (90) days that have materially affected, or are reasonably likely to materially affect, such system of internal control over financial reporting.  Except as set forth in Section 5.27 of the Disclosure Schedules, there are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect the ability of the Subsidiary or the Company to record, process, summarize and report financial information.  Except as set forth in Section 5.27 of the Disclosure Schedules, there have been no instances of fraud, whether or not material, that involve the Company’s or the Subsidiary’s management or other employees who have a significant role in such entity’s system of internal control over financial reporting.

5.28                        Investment Bankers’ and Brokers’ Fees.  Except for Sagent Advisors Inc., the Company does not have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.                                      Representations and Warranties of LKQ

In order to induce the Shareholders and the Company to enter into this Agreement and to consummate the transactions contemplated hereunder, LKQ makes the following representations and warranties:

6.1                               Organization, Power and Authority of LKQ.  LKQ is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.  LKQ has full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.  LKQ has full corporate power and authority necessary to own, lease or operate its properties and to carry on its business as it is now being conducted.  LKQ is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to LKQ.  LKQ has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which LKQ will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

6.2                               Due Authorization; Binding Obligation.  The execution and delivery by LKQ of this Agreement and each of the Ancillary Agreements to which LKQ will be a party and the consummation by LKQ of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon execution and delivery each of the Ancillary Agreements to which LKQ will be a party will have been, duly executed and delivered by LKQ.  Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes, and upon execution and delivery each of the Ancillary Agreements to which LKQ will be a party will constitute, the legal, valid and binding obligations of LKQ, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

6.3                               No Conflict; Required Filings and Consents.

6.3.1  The execution, delivery and performance by LKQ of this Agreement and each of the Ancillary Agreements to which LKQ will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of LKQ; (ii) conflict with or violate any Law applicable to LKQ or by which any property or asset of LKQ is bound or affected; (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, suspend, terminate, modify, cancel or require any notice or consent of any third party pursuant to, any material contract, agreement, lease, license, instrument or other arrangement to which LKQ is a party or by which any of its properties or assets are bound; or (iv) result in the creation or imposition of any Encumbrance on any property or asset of LKQ; except, with respect to clauses (ii), (iii) and (iv), for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to LKQ or that arise as a result of any action by the Shareholders, the Company or any of their affiliates.

6.3.2  LKQ is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by LKQ of this Agreement and each of the Ancillary Agreements to which LKQ will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, (a) prevent or materially delay or impede performance by LKQ of any of its obligations under this Agreement or (b) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to LKQ.

6.4                               Investment Bankers’ and Brokers’ Fees.  LKQ has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.5                               LKQ Common Stock.  The LKQ Shares, when delivered at Closing, will be validly issued, fully paid and non-assessable and will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.  The LKQ Shares have been registered pursuant to the Registration Statement on Form S-4 (File No. 333-133911) filed by LKQ on May 9, 2006.  Upon issuance as contemplated by this Agreement, the LKQ Shares will be free of any restrictions on resale, other than as a result of any action by the Shareholders, including their ownership of shares of common stock of LKQ (other than the LKQ Shares) but excluding their acquisition and the resulting ownership of the LKQ Shares pursuant to this Agreement.

6.6                               SEC Matters.

6.6.1  LKQ has delivered to each of the Shareholders a copy of the Prospectus, which incorporates by reference the SEC Reports, as filed pursuant to the Exchange Act.  The Prospectus was prepared in accordance with the requirements of the Securities Act.  The SEC Reports were prepared in accordance with the requirements of the Exchange Act.  The Prospectus and the SEC Reports, when considered as a whole, do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a document subsequently filed by or on behalf of LKQ with the SEC on or prior to the date of this Agreement.

6.6.2  Each of the balance sheets contained in or incorporated by reference into the SEC Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the SEC Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements.

6.6.3  LKQ maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance that:  (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of LKQ; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LKQ are being made only in accordance with authorizations of management and the board of directors of LKQ; and (iii) unauthorized acquisition, use or disposition of LKQ’s assets that could have a material effect on its financial statements are timely detected and/or prevented.  There have been no changes in such system of internal control over financial reporting during the preceding ninety (90) days that have materially affected, or are reasonably likely to materially affect, such system of internal control over financial reporting.  There are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect the ability of LKQ to record, process, summarize and report financial information.  There have been no instances of fraud, whether or not material, that involve LKQ’s management or other employees who have a significant role in such entity’s system of internal control over financial reporting.

6.7                               Financing.  LKQ has sufficient funds to permit it to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  LKQ has provided the Shareholders with accurate and complete copies of documents and materials reasonably satisfactory to the Shareholders evidencing LKQ’s possession of sufficient funds for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

6.8                               Investment Intent.  LKQ is acquiring the Shares for its own account, for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration or qualification requirements of the Securities Act or any applicable state or foreign securities Laws.  LKQ agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration or qualification under the Securities Act and such Laws.  LKQ is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

6.9                               Access to Information; LKQ’s Own Investigation; No Other Representations or Warranties.

6.9.1  LKQ is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Shares, the Company and the Subsidiary and the transactions contemplated hereby, which investigation, review and analysis were conducted by LKQ together with expert advisors that it has engaged for such purpose.  Prior to the date hereof, LKQ has reviewed or been afforded full opportunity to review all information (including documents and other information at the Company’s facilities and in electronic form) provided to it by the Shareholders, the Company and the Subsidiary and their representatives and has had the opportunity to ask questions of and receive answers to its satisfaction from the Shareholders, the Company and their representatives concerning the Company and the Shares, and to obtain any additional information reasonably requested by it.

6.9.2  LKQ has relied solely on its own review of the Shares, the Company and the Subsidiary and the representations and warranties made in Sections 4 and 5 of this Agreement, and not on any other representations or warranties made by or on behalf of any of the Shareholders, the Company and their respective affiliates and representatives.

6.9.3  EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES MADE IN SECTIONS 4 AND 5 OF THIS AGREEMENT OR IN ANY CERTIFICATE OR SCHEDULE FURNISHED IN CONNECTION WITH SUCH REPRESENTATIONS AND WARRANTIES, LKQ ACKNOWLEDGES AND AGREES THAT IT SHALL AT THE CLOSING ACCEPT THE PROPERTY AND ASSETS OF THE COMPANY AND THE SUBSIDIARY IN AN “AS IS” AND “WHERE IS” CONDITION WITH ALL FAULTS.  IN PARTICULAR, BUT WITHOUT LIMITATION, LKQ ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN SECTIONS 4 AND 5 OF THIS AGREEMENT OR IN ANY CERTIFICATE OR SCHEDULE FURNISHED IN CONNECTION WITH SUCH REPRESENTATIONS AND WARRANTIES, THE SHAREHOLDERS AND THE COMPANY DO NOT MAKE, AND THE SHAREHOLDERS, THE COMPANY AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES HAVE NOT MADE, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO TITLE, MERCHANTABILITY, QUALITY, VALUE, CONDITION, SAFETY, CONFORMITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF ANY ASSETS OR OTHER PROPERTIES OF THE COMPANY OR THE SUBSIDIARY.

7.                                      Covenants

7.1                               Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing Date, except as set forth on Schedule 7.1 hereto or unless LKQ shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise permitted or contemplated by this Agreement, the Company will, and will cause the Subsidiary, in all material respects to, conduct its business only in the ordinary course consistent with past practice, and each of the Company and the Subsidiary shall use its commercially reasonable efforts to preserve intact in all material respects its business organization.  Without limiting the foregoing, between the date of this Agreement and the Closing Date, except as set forth on Schedule 7.1 hereto or as otherwise permitted or contemplated by this Agreement, each of the Company and the Subsidiary shall not do any of the following without the prior written consent of LKQ (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                  amend or otherwise change its articles of incorporation or bylaws or equivalent organizational or governing documents;

(b)                                 issue, deliver, sell, pledge or encumber, or authorize, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares;

(c)                                  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by the Subsidiary to the Company or distributions to the Shareholders for income tax liabilities consistent with past practice);

(d)                                 reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)                                  acquire or make any investment in any equity interests in any corporation, partnership, limited liability company, other business organization or division thereof or any assets, loans or debt securities thereof;

(f)                                    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization or other reorganization;

(g)                                 incur any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other person or entity for borrowed money, or issue any debt securities, except for trade payables in the ordinary course of business;

(h)                                 grant any Encumbrance on any of its material assets to secure any indebtedness for borrowed money, except in connection with indebtedness permitted under Section 7.1(g);

(i)                                     enter into any contract, agreement or arrangement that would be a Contract if it had been entered into prior to the date hereof;

(j)                                     authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $250,000;

(k)                                  fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(l)                                     grant or announce any increase or change in the salaries, bonuses or other benefits payable by the Company to any of its employees, other than as required by applicable

Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases not inconsistent with the past practices of the Company or the Subsidiary;

(m)                               make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;

(n)                                 pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (a) disclosed in the Interim Financial Statements (or the notes thereto) or (b) incurred since the date of such financial statements in the ordinary course of business; or

(o)                                 knowingly commit or agree to take any of the actions described in Sections 7.1(a) through (n) above.

7.2                               Covenants Regarding Information.  From the date hereof until the Closing Date, upon reasonable notice, the Company and the Subsidiary shall afford LKQ and its representatives reasonable access to the properties, offices and other facilities, books and records of the Company and the Subsidiary, and the Company and the Subsidiary shall furnish LKQ with such financial, operating and other data and information as LKQ may reasonably request; provided, however, that any such access or furnishing of information shall be during normal business hours and in such a manner as not to interfere in any significant manner with the normal operations of the Company and the Subsidiary.  Notwithstanding anything to the contrary in this Agreement, the Company and the Subsidiary shall not be required to disclose any information to LKQ or its representatives or provide LKQ or its representatives access to the Company’s or the Subsidiary’s properties, offices and other facilities if such disclosure or access would, in the Company’s reasonable judgment, (i) jeopardize any attorney-client or other legal privilege of the Shareholders, the Company or the Subsidiary, or (ii) contravene any applicable Laws or binding Contract entered into prior to the date hereof.

7.3                               Notification of Certain Matters; Update of Disclosure Schedules.

7.3.1  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to LKQ, and LKQ shall give prompt written notice to the Company, of (i) any material notice or other material communication received by such party from any Governmental Authority in connection with this Agreement and the transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby, (ii) any material claims, actions, suits, proceedings or investigations commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to this Agreement or the transactions contemplated hereby, and (iii) any fact, event or circumstance known to such party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of such party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the transactions contemplated by this Agreement.

7.3.2  Each of the Shareholders and the Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules (each, an “Update”) with respect to (a) any matter hereafter arising or discovered that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules and (b) events or conditions arising after the date hereof and prior to the Closing.  If any such Update would permit LKQ to terminate this Agreement pursuant to Sections 8.1.2(b) or 8.1.3(b), then LKQ may either:  (A) provide written notice to the Shareholder Representatives within ten (10) days after receipt of the Update, that LKQ is electing not to waive the matter(s) contained in the Update and has determined to terminate this Agreement; provided that, in the event such ten (10)-day period extends past the Termination Date (as defined in Section 8.1.4), the Termination Date shall automatically be extended to be the last day of such ten (10)-day period; or (B) waive the matter(s) contained in the Update and elect to proceed with the Closing; provided that, if LKQ fails to provide written notice to the Shareholder Representatives as prescribed in the foregoing clause (A), LKQ shall be deemed to have waived the matter(s) contained in the Update and elected to proceed with the Closing pursuant to the foregoing clause (B).  If the Closing occurs pursuant to clause (B) above, then such Update shall be effective to cure and correct for all purposes any breach of any representation, warranty or covenant that would have existed had the Company not made such Update, except in the case of fraud or intentional misconduct, and the Disclosure Schedules shall for all purposes be deemed to include the added or corrected information contained in such Update.  Other than the Update described in the preceding sentence of this Section 7.3.2, Updates shall not cure any breach of any representation, warranty or covenant made by the Shareholders and/or the Company in Sections 4 and 5 of this Agreement or in any certificate or schedule furnished in connection with such representations and warranties, or limit or otherwise affect any remedies available to LKQ under this Agreement with respect to such breach.

7.4                               Confidentiality.  Subject to applicable Law, each of the parties shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished or made available to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 7.4 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

7.5                               Further Action; Reasonable Best Efforts.

7.5.1                     Reasonable Best Efforts.  Both before and after the Closing, subject to the terms and conditions of this Agreement, each party shall use its or his reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated under this Agreement, including using reasonable best efforts to accomplish the following:  (i) preparing and filing as soon as practicable (but in no event later than ten (10) Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the transactions contemplated hereby and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Authority relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (a) filings pursuant to the HSR Act with the United States Federal Trade Commission (the “FTC”) and with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and (b) preparing and filing, as soon as practicable, any form or report required by any other Governmental Authority relating to any Regulatory Approval, (ii)  taking all actions necessary to cause all conditions set forth in Section 9 and Section 10 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30-day waiting period thereunder)) to be satisfied as soon as practicable, and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

7.5.2                     Regulatory Matters.  Each party shall keep each of the other parties reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority.  In that regard, each party shall without limitation:  (i) promptly notify the others of, and if in writing, furnish the others with the copies of (or, in the case of material oral communications, advise the others orally of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any proposed written (or any proposed material oral) communication with any Governmental Authority, (iii) not participate in any meeting with any Governmental Authority unless it consults with the others in advance and to the extent permitted by such Governmental Authority gives the others the opportunity to attend and participate thereat, (iv) furnish the others with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Authority with respect to this Agreement, and (v) respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with Regulatory Approvals and antitrust matters. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement will require LKQ, whether pursuant to an order of the FTC or the Antitrust Division or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the FTC or the Antitrust Division to the transactions contemplated by this Agreement, and (ii) without the other parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), none of the Company, LKQ or any of their affiliates shall (a) extend any waiting period or agree to refile under the HSR Act or (b) enter into any agreement with the FTC or the Antitrust Division agreeing to suspend consummation of the transactions contemplated by this Agreement.

7.5.3                     Information.  Each party shall promptly notify the other parties of:

(a)  any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)  any actions, suits, claims, investigations or proceedings commenced or overtly threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

7.6                               Employee Matters.

7.6.1  To the extent that any employee of the Company (other than those who agree with LKQ on other employment arrangements prior to or upon Closing) (each an “Affected Employee”) after the Closing becomes eligible to participate in any employee benefit plan, program or arrangement maintained by LKQ or any of its affiliates, LKQ shall use commercially reasonable efforts to cause the Affected Employees to receive credit for all periods of employment and/or service with the Company (including service with predecessor employers, where such credit was provided by the Company) and any of its subsidiaries prior to the Closing for all purposes (except for benefit accrual under a defined benefit pension plan).  LKQ shall use commercially reasonable efforts to honor, or cause to be honored, all unused vacation, holiday, sickness and personal days accrued by the Affected Employees under the policies and practices of the Company; provided, however, that LKQ shall only be required to honor any unused vacation, holiday, sickness and personal days that have been accrued in the Closing Balance Sheet.

7.6.2  In the event that LKQ transfers an Affected Employee from a Company welfare benefit plan to a different welfare benefit plan prior to December 31, 2008, LKQ shall use commercially reasonable efforts to cause all welfare benefit plans (including medical, dental, life insurance and short- and long-term disability benefit plans) in which such Affected Employee will participate following the Closing to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee and his or her covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s plans as in existence prior to the Closing) and (ii) provide such Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under such plans.

7.6.3  The parties intend that, as soon as practicable after the Closing, the Company will terminate its 401(k) Plan (the “401(k) Plan”) (including by means of a merger of the 401(k) Plan with and into the 401(k) plan of LKQ).  Accordingly, the parties will use their reasonable best efforts to cause the Company to take all actions necessary or appropriate to accomplish the termination of the 401(k) Plan in connection with the foregoing intent, including the execution of the appropriate board of directors resolutions, the termination of any and all service provider agreements executed on behalf of the 401(k) Plan and the taking of any and all other corporate action necessary to formally terminate the 401(k) Plan.  The parties will consult with each other, and provide reasonable advance notice to the other parties, prior to taking any actions to terminate the 401(k) Plan.  The Shareholders will be responsible for any and all costs and expenses incurred by LKQ or the Company, up to an aggregate amount of $10,000, which are attributable to the above-described termination of the 401(k) Plan, including costs associated with preparing the final Form 5500, except those reflected in the Estimated Balance Sheet, and except for any costs attributable to actions of LKQ to which the Shareholders shall have provided reasonable objection to LKQ prior to such action being taken; provided that, in the event the Shareholders are required by this Section 7.6.3 to reimburse or otherwise make a payment to the LKQ Indemnified Parties, such reimbursement or payment shall be deemed to be as a result of a breach of a covenant made by the Company and indemnifiable pursuant to Section 11.1.1 and shall be paid out of the Escrow Account.

7.7                               Public Announcements.  On and after the date hereof and through the Closing Date, the Shareholder Representatives and LKQ shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that if a party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, applicable Law, such party may make such press release or public announcement, in which case the disclosing party shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance.

7.8                               Maintenance of Insurance.  Between the date hereof and through the Closing Date, the Company shall use commercially reasonable efforts to maintain in full force and effect all of its and the Subsidiary’s currently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

7.9                               Indemnification.  For a period of six (6) years after the Closing, the provisions in the articles of incorporation and by-laws or equivalent charter documents or any other written agreements of the Company or the Subsidiary with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the indemnified personnel, except to the extent, if any, that such modification is required by applicable Law.  LKQ (i) shall, and shall cause the Company to, maintain, and (ii) shall not, and shall cause the Company not to, terminate, amend or otherwise modify in any manner that would adversely affect the rights of the indemnified personnel thereunder, any officers’ and directors’ liability insurance policy in effect immediately prior to the Closing Date; provided, however, that the foregoing obligation shall only apply until the date through which the coverage under such insurance policy shall have been paid for by the Company prior to the Closing.  At the Closing, LKQ, on the one hand, and the officers and directors of the Company, on the other hand, shall each execute and deliver to one another the

Indemnification Agreements (the form of which is attached hereto as Exhibit 7.9) (the “Indemnification Agreements”).

7.10                        Broker Fees.  The Shareholders shall be responsible for the payment of any fees, commissions and expenses payable to Sagent Advisors Inc. in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, the Shareholders may cause the Company to pay such fees, commissions and expenses immediately prior to the Closing.

7.11                        Termination of Shareholder Agreements.  The Company, G. McElroy and the Shareholders hereby agree that the following agreements shall terminate and be of no further force and effect as of immediately prior to the Closing:  (a) the Agreement of Shareholders dated December 7, 1984, as amended; and (b) the Agreement of Shareholders dated as of January 1, 2000, by and among Glenn C. McElroy, Tom Hutton, Phillip McElroy, John L. Neu, Marjorie Neu, Robert T. Neu and Jeffrey P. Neu, as amended.  To the extent that the Company or any Shareholder has any rights or claims under such agreements, which arise as a result of this Agreement or the transactions contemplated hereby, each such party hereby waives and relinquishes all such rights and claims, effective upon the termination of such agreements.

7.12                        Certain Assets of the Company.  Between the date of this Agreement and the Closing Date, the Company will, and will cause the Subsidiary to, comply with the rules set forth on Schedule 7.12 hereto.

7.13                        Insurance Proceeds for Events Between Signing and Closing.  If, between the date of this Agreement and the Closing Date, the Company or the Subsidiary suffers any casualty (whether partial or total) with respect to any of its assets or properties (other than Owned Real Property) and such casualty is covered by an insurance policy maintained by the Company or the Subsidiary, then LKQ shall be entitled to the proceeds paid or payable to the Company or the Subsidiary under such insurance policy with respect to such casualty and such proceeds shall not be included in the calculation of the Cash Amount; provided that, if prior to the Closing, the Shareholders, the Company or the Subsidiary shall have remedied such casualty (whether in whole or in part) to LKQ’s reasonable satisfaction, then the Shareholders shall be entitled to the insurance proceeds to the extent of the casualty so remedied.

8.                                      Termination

8.1                               Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

8.1.1  by mutual written consent of LKQ and both of the Shareholder Representatives;

8.1.2  (a) by either of the Shareholder Representatives if LKQ breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10, (ii) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform, and (iii) has not been waived by the Shareholder Representatives; or (b) by LKQ, if any of the Shareholders or the Company breach or fail to perform in any respect any of their respective representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9, (ii) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform, and (iii) has not been waived by LKQ;

8.1.3  (a) by either of the Shareholder Representatives if any of the conditions set forth in Section 10 shall have become incapable of fulfillment; or (b) by LKQ, if any of the conditions set forth in Section 9 shall have become incapable of fulfillment; provided that the right to terminate this Agreement pursuant to this Section 8.1.3 shall not be available if the failure of the party (in the case of the Shareholders, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the cause of such condition becoming incapable of fulfillment;

8.1.4  by either of the Shareholder Representatives or LKQ if the Closing shall not have occurred by September 30, 2008 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.1.4 shall not be available if the failure of the party (in the case of the Shareholders, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to the Termination Date; or

8.1.5  by either of the Shareholder Representatives or LKQ in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1.5 shall not be available if any action of the party (in the case of the Shareholders, including for this purpose the Company) so requesting termination, or failure of such party to perform any of its obligations under this Agreement, has been the cause of, or resulted in, the imposition of any such order, decree, ruling or other action or the failure of such order, decree, ruling or other action to be appealed, as applicable.

8.2                               Notice of Termination.  The party seeking to terminate this Agreement pursuant to this Section 8 (other than Section 8.1.1) shall give prompt written notice of such termination to the other parties.

8.3                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no further obligation on the part of any party hereto, except that:  (i) the provisions of Section 11.5 relating to limitation of punitive, consequential and other types of damages, Section 13.2 relating to fees and expenses, Section 13.8 relating to notices, Section 13.9 relating to governing law, Section 13.10 relating to submission to jurisdiction, Section 13.14 relating to attorneys’ fees and expenses and this Section 8 shall survive such termination; and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

9.                                      Conditions to the Obligations of LKQ

The obligation of LKQ to purchase the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by LKQ in its sole discretion to the extent permitted by applicable law:

9.1                               Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby as listed on Schedule 9.1 hereto shall have been obtained.

9.2                               No Restraint.  No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

9.3                               No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which, in LKQ’s reasonable judgment based on the merits of the claims in such action or proceeding, makes it inadvisable to proceed with the purchase of the Shares.

9.4                               Releases and Resignations.  Each of the Company’s directors and officers shall have delivered to the Company and LKQ a release and waiver of any claim that he or she may have against the Company and a resignation, each in the form attached hereto as Exhibit 9.4.

9.5                               Corporate Documents.  The Shareholder Representatives shall have delivered to LKQ (i) a copy of the Articles of Incorporation of the Company and the equivalent organizational documents of the Subsidiary, as amended to date, certified by the Secretary of State of their respective state of incorporation as true, complete and correct; and (ii) a certified copy of a certificate from the appropriate Secretary of State evidencing that each of the Company and the Subsidiary is in good standing under the laws of the State of California.

9.6                               Transfer of Title and Assets.  Immediately prior to the Closing, Hayward Associates shall have transferred to the Company full and proper title to all assets (free and clear of any Encumbrances), except real property, previously held by Hayward Associates and used by the Company in the Company’s business, and all contracts (including leases and promissory notes), other than those listed on Schedule 9.6 hereto, between Hayward Associates and the Company shall have been terminated.

9.7                               Leases.  The then-current owners of the properties listed on Schedule 9.7 hereto shall have entered into a lease agreement with the Company for each such property, in form and substance as set forth in Exhibits 9.7(A) through 9.7(F).

9.8                               HSR Act.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

9.9                               Escrow Agreement.  The Escrow Agreement shall have been duly executed and delivered by the Shareholders and the Escrow Agent.

9.10                        Representations and Warranties.  The representations and warranties set forth in Sections 4 and 5 shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update or modification to the Disclosure Schedules (including Updates) made or purported to have been made without LKQ’s written consent thereto shall be disregarded).

9.11                        Performance of Agreements.  The Company and each Shareholder shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Ancillary Agreement to be performed or complied with by him or it at or prior to the Closing.

9.12                        Corporate Action.  The Company shall have taken all corporate action necessary to execute this Agreement and any Ancillary Agreements to which the Company is a party, and shall have furnished LKQ with certified copies of resolutions duly adopted by its board of directors (or a committee thereof).

10.                               Conditions to Obligations of the Shareholders

The obligation of the Shareholders to sell the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Shareholder Representatives in their sole discretion to the extent permitted by applicable law:

10.1                        Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

10.2                        No Restraint.  No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

10.3                        No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which, in the Shareholder Representatives’ reasonable judgment based on the merits of the claims in such action or proceeding, makes it inadvisable to proceed with the sale of the Shares to LKQ.

10.4                        Leases.  The Company shall have entered into a lease agreement with the then-current owners of the properties listed on Schedule 9.7 hereto for each such property, and LKQ shall have provided a guaranty with respect to the Company’s obligations under each such lease, in each case in form and substance as set forth in Exhibit 10.4.

10.5                        HSR Act.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

10.6                        Escrow Agreement; Indemnification Agreements.  LKQ and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.  LKQ shall have duly executed and delivered the Indemnification Agreements.

10.7                        Representations and Warranties.  The representations and warranties set forth in Section 6 shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to LKQ (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update or modification to the schedules referenced in Section 6 made or purported to have been made without the written consent thereto of each of the Shareholder Representatives shall be disregarded).

10.8                        Performance of Agreements.  LKQ shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Ancillary Agreement to be performed or complied with by it at or prior to the Closing.

10.9                        Corporate Action.  LKQ shall have taken all corporate action necessary to effect the purchase of the Shares, and shall have furnished the Shareholder Representatives with certified copies of resolutions duly adopted by its board of directors (or a committee thereof).

11.                               Survival and Indemnification

11.1                       Indemnification by the Shareholders.

11.1.1  Subject to the terms and conditions of this Section 11, each of the Shareholders shall, from and after the Closing Date, severally but not jointly indemnify, defend and hold harmless LKQ, its officers, directors, employees, agents and its affiliates (each, an “LKQ Indemnified Party” and together, the “LKQ Indemnified Parties”) from, against, for and in respect of any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses to the extent they are reasonable) (collectively, “Damages”) incurred or suffered by any of them by reason of, resulting from, based upon or arising out of (i) any breach of any representation or warranty contained or made in Section 5 or in any certificate or schedule furnished in connection with the representations and warranties contained or made in Section 5, (ii) any breach of any covenant or agreement made by the Company in this Agreement or any Ancillary Agreement, or (iii) fraud or intentional misconduct by the Company.

11.1.2  Subject to the terms and conditions of this Section 11, each of the Shareholders shall, from and after the Closing Date, severally but not jointly indemnify, defend and hold harmless the LKQ Indemnified Parties from, against, for and in respect of any and all Damages incurred or suffered by any of them by reason of, resulting from, based upon or arising out of (i) any breach of any representation or warranty of such Shareholder contained or made in Section 4, (ii) any breach of any covenant or agreement made by such Shareholder in this Agreement or any Ancillary Agreement, or (iii) fraud or intentional misconduct by such Shareholder.

11.1.3  The aggregate liability to all LKQ Indemnified Parties as a whole pursuant to this Section 11.1 shall be limited to the amount deposited into the Escrow Account pursuant to Section 2.1.3 (the “Cap”), and any claim for indemnification under Section 11.1.1 or 11.1.2 shall be made first against the Escrow Account pursuant to the Escrow Agreement.  The LKQ Indemnified Parties shall not be entitled to indemnification for any Damages with respect to any claims made under this Section 11.1 until the aggregate of all Damages exceeds $250,000 (the “Threshold”); provided, however, that once such aggregate Damages exceed the Threshold, the LKQ Indemnified Parties shall be entitled to indemnification for all Damages without regard to the Threshold, including the $250,000 amount; and provided, further, that no Damages may be claimed by the LKQ Indemnified Parties or shall be indemnifiable by the Shareholders or shall be included in calculating the aggregate Damages for purposes of this Section 11.1.3 other than Damages in excess of $10,000 (the “Mini-Threshold”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances.  Notwithstanding the foregoing, Damages based on (i) fraud or intentional misconduct, (ii) any breach of any representation or warranty contained or made in Section 4.1, 4.2, 4.3, 5.1, 5.2 or 5.10, or in the last sentence of Section 5.6 or the first sentence of Section 5.13, or in Section 5.21.6 but only to the extent such breach is in relation to the case People v. Pick-Your-Part Auto Wrecking dba Pick Your Part Help Yourself, Case No. 8CA00018, filed with the Superior Court of the State of California for the County of Los Angeles on July 9, 2008, or (iii) any breach of any covenant or agreement made by the Company or any Shareholder in Section 2.4 or 7.12, or the last sentence of Section 7.6.3, shall neither be limited to the Cap nor be subject to the Threshold or the Mini-Threshold; provided that, notwithstanding anything herein to the contrary, in no event shall a Shareholder’s aggregate liability hereunder exceed his allocable portion of the Purchase Price (including, for the avoidance of doubt, such Shareholder’s pro rata share of the amount deposited into the Escrow Account).

11.1.4  The Shareholders shall not be obligated to indemnify any LKQ Indemnified Party with respect to any Damages to the extent that a specific accrual or reserve for the amount of such Damages was reflected on the Closing Balance Sheet.

11.1.5  The Shareholders shall not be obligated to indemnify any LKQ Indemnified Party with respect to any Damages to the extent that LKQ received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as determined pursuant to Section 2.3.

11.1.6  For all purposes of this Section 11, the amount of Damages indemnifiable hereunder shall be net of any insurance or other recoveries actually received by an LKQ Indemnified Party (including, in the case of Third Party Claims (as defined in Section 11.6.2), insurance proceeds paid to third parties on behalf or to the benefit of such LKQ Indemnified Party) in connection with the facts giving rise to the right of indemnification.

11.1.7  In the event that the Shareholders pay Damages to any LKQ Indemnified Party as a result of a breach of Section 5.10, LKQ shall immediately assign, or cause to be assigned, to the Shareholder Representatives the receivable(s) that are the subject of such breach to the extent of such payment.

11.2                        Survival.  Each of the representations and warranties made in this Agreement or any other document delivered pursuant hereto shall survive until the first (1st) anniversary of the Closing Date; provided, however, that (i) any indemnification claim based on fraud or intentional misconduct shall survive the Closing indefinitely; (ii) the representations and warranties made in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 6.1, and 6.2 shall in each case survive indefinitely; (iii) the representations and warranties made in Section 5.21 shall in each case survive until the second (2nd) anniversary of the Closing Date; and (iv) the representations and warranties made in Section 5.7 shall in each case survive until the first (1st) anniversary of the later of (A) the date on which the applicable period of limitation on assessment or refund of tax has expired, or (B) the date on which the applicable tax year (or portion thereof) has been closed.  No claim for the recovery of Damages based upon the breach of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 11.2; provided, however, that claims first asserted in writing pursuant to Section 11.6 within the applicable period shall not thereafter be barred.  The parties acknowledge and agree that the survival periods set forth in this Section 11.2 and the limitation on the parties’ right to make claims for recovery of Damages in connection therewith are in lieu of all applicable statutes of limitations, except in the case of clause (iv) above where the survival period and limitation are expressly related to applicable Laws.

11.3                       Indemnification by LKQ.  Subject to the terms and conditions of this Section 11, LKQ shall, from and after the Closing Date, indemnify, defend and hold harmless the Shareholders, their agents and their affiliates from, against, for and in respect of any and all Damages incurred or suffered by any of them by reason of, resulting from, based upon or arising out of:  (i) any breach of any representation or warranty contained or made in Section 6 or in any certificate or schedule furnished in connection with the representations and warranties contained or made in Section 6; (ii) any breach of any covenant or agreement made by LKQ in this Agreement or any Ancillary Agreement, or (iii)  fraud or intentional misconduct by LKQ.

11.4                        Additional Indemnification by LKQ.

11.4.1  From and after the Closing Date, LKQ shall indemnify, defend and hold harmless the Shareholders, their affiliates and their respective owners, officers, directors, employees, agents, successors and assigns (including initial and subsequent transferees of the Real Property, but excluding any such transferees that acquire the Real Property after the second (2nd) anniversary of the date on which the Company or its successor, or an affiliate thereof, ceases to be a lessee or occupant of such Real Property) (each, a “Shareholder Indemnified Party” and together, the “Shareholder Indemnified Parties”) from and against any and all Damages to the extent resulting from, based upon or arising out of any claim or cause of action by any person arising before or after the Closing, but excluding any portion of any such claim or cause of action which is principally based upon an event that occurs after the date on which the Company or its successor (or an affiliate thereof, as applicable) ceases to be a lessee or occupant of such Real Property, against any Shareholder Indemnified Party with respect to:  (a) any claim or cause of action by any person arising before or after the Closing against any Shareholder Indemnified Party with respect to the Company’s or the Subsidiary’s compliance with or obligations under Environmental Law or possession or status of any Environmental Permit; (b) any violation or alleged violation of, or liability or alleged liability under, any Environmental Law relating to or affecting the Real Property, the Company or any other property now or previously owned, operated or leased by the Company; (c) the presence, Release or threat of Release of, or exposure of persons (whether workers or third parties) to any Hazardous Substance, on, in, under or affecting all or any portion of the Real Property or any surrounding areas and any other property now or previously owned, operated or leased by the Company; (d) any transport, treatment, recycling, storage, disposal or arrangement therefor of Hazardous Substances whether on the Real Property, originating from the Real Property, or otherwise associated with the Company or any operations conducted on the Real Property or any other property now or previously owned, operated or leased by the Company; or (e) any environmental investigation, assessment, audit or review conducted in connection with the Real Property or the operations conducted at any time thereon, or on any other property now or previously owned, operated or leased by the Company, including, the cost of assessment, investigation, containment, removal and/or remediation of any and all Hazardous Substances, the cost of any actions taken in response to the presence, Release or threat of Release of any Hazardous Substances to prevent or minimize such Release or threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws; provided, however, that (i) if and to the extent such Damages were caused by the action, after the Closing, of any Shareholder Indemnified Party (including applicable transferees of the Real Property), LKQ shall not be required to indemnify any Shareholder Indemnified Party (including applicable transferees of the Real Property) with respect to such Damages caused by such action, after the Closing, pursuant to this Section 11.4, provided that, if the Shareholder Indemnified Party whose action caused the Damages was an employee, agent, consultant or representative of LKQ or its affiliate at the time of such action (whether or not the particular action was authorized by LKQ or its affiliate or within the scope of the employment, agency, consultancy or representation), then LKQ shall nevertheless be required to indemnify all Shareholder Indemnified Parties (including applicable transferees of the Real Property), other than such Shareholder Indemnified Party whose action caused the Damages, with respect to such Damages pursuant to this Section 11.4, and (ii) if and to the extent such Damages resulted from, were based upon or arose out of a breach of any representation or warranty contained or made in Section 5.21, with respect to which Damages the Shareholders have an obligation to indemnify the LKQ Indemnified Parties under Sections 11.1 and 11.2, LKQ shall not be required to indemnify any Shareholder Indemnified Party (other than applicable transferees of the Real Property) with respect to such Damages pursuant to this Section 11.4.

11.4.2  LKQ specifically acknowledges and agrees that the foregoing is, and shall be deemed to constitute, a full and final release with respect to the matters specifically addressed in Section 11.4.1 above, which shall be effective as a bar to all actions, claims, counterclaims, obligations, causes of action, losses, promises, damages, costs, expenses, liabilities and demands of whatever character, nature and kind, known and unknown, suspected or unsuspected, fixed or contingent, hereinabove specified to be so barred.  LKQ, having been fully advised by its counsel, hereby expressly and voluntarily waives all rights or benefits that it may have under the provisions of Section 1542 of the Civil Code of the State of California (or other similar law of any other state), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

11.5                        Exclusivity; No Special Damages; Damages Net of Taxes.

11.5.1  After the Closing, this Section 11 will provide the exclusive remedy against any Indemnified Party (as defined in Section 11.6.1) for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any Ancillary Agreement and/or the transactions contemplated hereby or thereby, and LKQ (on behalf of itself and the other LKQ Indemnified Parties) and the Shareholders (on behalf of themselves and the other Shareholder Indemnified Parties) waive any other rights and claims they may respectively have against the other, whether in law or equity, relating to the same; provided that nothing herein shall limit the liability of any party hereto for fraud or intentional misconduct.

11.5.2  No party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except (i) any such amounts that an Indemnified Party is required to pay to a third party as a result of a Third Party Claim (as defined in Section 11.6.2) in regard to a matter that is otherwise indemnifiable hereunder and (ii) in the case of fraud or intentional misconduct.

11.5.3  All indemnification payments made pursuant to this Section 11 shall be made on an after-tax basis.  Accordingly, in determining the Damages incurred or suffered by an Indemnified Party hereunder, the amount of such Damages shall be (i) increased to take into account any additional Tax cost incurred by such Indemnified Party arising from the receipt of applicable indemnification payments hereunder and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized by such Indemnified Party with respect to the receipt of applicable indemnification payments hereunder.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of applicable indemnification payments hereunder or the incurrence or payment relating to any Damages; provided that, if any such Tax cost or Tax benefit is not realized in the taxable period during which the Indemnifying Party (as defined in Section 11.6.1) makes an indemnification payment or the Indemnified Party incurs any Damages, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax costs or Tax benefits realized by the parties hereto in each such subsequent taxable period.

11.6                        Indemnification Procedures.

11.6.1  In order for an LKQ Indemnified Party or a Shareholder Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of Damages incurred or suffered by such Indemnified Party, other than in connection with a Third Party Claim (as defined in Section 11.6.2), such Indemnified Party shall promptly deliver notice thereof to the party against whom indemnity is sought hereunder (the “Indemnifying Party”), which (i) in the case of a claim for indemnification by an LKQ Indemnified Party shall be delivered to the Shareholder Representatives and (ii) in the case of a claim for indemnification by a Shareholder Indemnified Party shall be delivered to LKQ, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the indemnifying party may reasonably request.  The failure or delay to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 11 except to the extent that the Indemnifying Party is prejudiced by such failure or delay.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnification by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters and to employees in connection with the investigation, defense and resolution of such matters.

11.6.2  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement as a result of Damages incurred or suffered by such Indemnified Party in connection with a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, which (i) in the case of a claim for indemnification by an LKQ Indemnified Party shall be delivered to the Shareholder Representatives and (ii) in the case of a claim for indemnification by a Shareholder Indemnified Party shall be delivered to LKQ, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure or delay to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 11 except to the extent that the Indemnifying Party is prejudiced by such failure or delay.

11.6.3  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 Business Days of receipt of notice from the Indemnified Party of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party so long as:  (i) the notice to the Indemnified Party confirms that the Indemnifying Party will indemnify the Indemnified Party from and against all Damages indemnifiable under this Section 11 that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim primarily involves money damages and does not seek an injunction or other equitable relief which, if granted, would reasonably be expected to have a materially adverse effect on the Indemnified Party’s ability to conduct its business in the ordinary course; and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

11.6.4  If the Indemnifying Party assumes the defense of such Third Party Claim and is conducting the defense of the Third Party Claim in accordance with Section 11.6.3:  (i) the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense; (ii) the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party; (iii) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and (iv) the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonable withheld, delayed or conditioned.

11.6.5  In the event any of the conditions in Section 11.6.3 is or becomes unsatisfied, the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim in any manner he, she or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

12.                               Certain Additional Agreements

12.1                        Restrictive Covenants.

12.1.1  In order to assure that LKQ will realize the value and goodwill inherent in the Company, each of the Shareholders (other than Thomas C. Hutton) and G. McElroy (severally but not jointly) agrees with LKQ that he shall not, and none of his affiliates that are controlled by him shall, directly or indirectly, either for himself or for any other person for a period of five (5) years following the Closing Date:  (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (as owner, principal, director, officer, partner, landlord, lender, agent, consultant, shareholder or member) any business that would be competitive with the Business anywhere within a one-hundred (100) mile radius of the location of any of the operating facilities of the Company existing as of the date hereof; provided, however, that such Shareholders, G. McElroy and their affiliates may acquire and hold an aggregate of up to two percent (2%) of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded in an established securities market; (ii) induce any customer of the Company to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with the Company; or (iii) solicit for employment or assist any other person in soliciting for employment, any person employed by the Company, provided that advertisements for employment in a publication circulated to the general public in itself shall not be deemed to constitute solicitation by such Shareholders, G. McElroy and their affiliates for purposes of this clause (iii); and provided, further, that the foregoing restrictions contained in clauses (i) and (ii) shall not apply to the extent set forth in Schedule 12.1.1.

12.1.2  In order to assure that LKQ will realize the value and goodwill inherent in the Company, Thomas C. Hutton agrees with LKQ that he shall not, and none of his affiliates that are controlled by him shall, directly or indirectly, for a period of two (2) years following the Closing Date, engage in any business that is competitive with the Business anywhere within a ten (10) mile radius of the any of the operating facilities of the Company existing as of the date hereof; provided, however, that the foregoing restriction shall not apply to the extent set forth in Schedule 12.1.2.

12.1.3  If any provision of this Section 12.1, as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable.  Upon breach of any provision of this Section 12.1, LKQ shall be entitled to seek injunctive relief, since the remedy at law would be inadequate and insufficient.  In addition, LKQ shall be entitled to such Damages against the breaching party as it can show it has sustained by reason of such breach.

12.2                        Tax Matters.

12.2.1  The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiary for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  The Shareholders shall permit LKQ to review and comment on each such Tax Return described in the preceding sentence prior to filing.  All such Tax Returns shall be prepared consistently with the allocation of the Purchase Price set forth in Exhibit 12.2 to this Agreement.  LKQ shall be responsible for filing all other Tax Returns due after the Closing Date.  The Shareholders agree to provide access to any books and records of the Company and the Subsidiary in their possession to the extent necessary for the preparation of such Tax Returns.  The Shareholders shall be responsible for the payment of any and all Taxes for periods ending on or before the Closing Date or the Taxes with respect to the pre-Closing periods (including the Closing Date) for any periods that include but do not end on the Closing Date (a “Straddle Period”), including any Tax (i) imposed by Section 1374 of the Code or (ii) arising out of the transactions contemplated by this Agreement, including any state Tax imposed on the sale of the assets of a subchapter S corporation (including any Taxes imposed on the Company as a result of the transactions contemplated by this Agreement);

provided that, notwithstanding anything herein to the contrary, LKQ (and not the Shareholders) shall be responsible for all Taxes to the extent that such Taxes are taken into account in calculating the Working Capital Difference under Section 2.4.  LKQ shall be responsible for all Taxes of the Company and the Subsidiary due with respect to periods commencing after the Closing Date and for the Taxes with respect to the post-Closing periods for Straddle Periods.  LKQ shall not, and shall not cause or permit the Company to, amend any Tax Return of the Company with respect to any taxable year or period ending on or before the Closing Date.  Each Shareholder shall prepare and file all California Tax Returns required to be filed by him for all periods ending on or prior to the Closing Date that are filed after the Closing Date and will timely pay all California state and local Taxes that will become due for all periods ending on or prior to the Closing Date, whether or not shown on any such Tax Return.

12.2.2  Whenever it is necessary to determine the liability for Taxes of the Company and its subsidiaries for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its subsidiaries for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its subsidiaries were closed at the close of business on the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

12.2.3  In the event any Shareholder or such Shareholder’s affiliates, or LKQ or its affiliates, receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which another party may incur liability under this Agreement, the party in receipt of such notice shall promptly notify the other parties of such matter in writing.  The Shareholders shall have the right to defend on behalf of the Company and the Subsidiary, and shall pay all professional fees and expenses incurred in connection with, any audit, administrative appeal, dispute or other claim (collectively, an “Audit”) by federal or state tax authorities with respect to Tax Returns for periods ending on or before the Closing Date; provided, however, that the Shareholder Representatives shall not file on behalf of the Company or the Subsidiary any amended Tax Return or claim for refund for any period without the prior written consent of LKQ, which consent shall not be unreasonably withheld, delayed or conditioned.  If any such Audit results in an additional Tax liability to the Company or the Subsidiary, the Shareholders shall be responsible for the payment of the liability, together with any interest or penalties.  The Shareholders shall provide LKQ, promptly upon receipt thereof, copies of any information, correspondence, protests, notices, decisions or any related information provided to or received from any taxing authority with respect to such Audit and shall afford to LKQ the opportunity from time to time to discuss the progress of the Audit with the tax professionals retained by the Shareholders in connection with the Audit.

12.2.4  With respect to the acquisition of the Shares of the Company by LKQ, each Shareholder and LKQ shall jointly make a timely election provided for by

Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) and the applicable Treasury regulations (and any comparable election under state or local laws).  The Shareholders and LKQ agree to execute at Closing (or, if requested by LKQ, as soon as reasonably possible thereafter) any and all forms necessary to effectuate the Section 338(h)(10) Election (including IRS Forms 8023 and 8883 and any similar forms under applicable state or local law).  The Shareholders and LKQ shall report and cause the Company to report the acquisition by LKQ of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith on any income, transfer or gains Tax Return before any Governmental Authority charged with the collection of any such Tax or in any judicial proceeding.  The Purchase Price allocation for the purchase of the Shares as shown on Exhibit 12.2 shall be reported on the Forms 8023 and 8883, and neither LKQ nor the Shareholders shall take a position on any income, transfer or gains Tax Return, before any Governmental Authority charged with the collection of any such Tax or in any judicial proceedings that is in any manner inconsistent with any such allocation without the written consent of the other in each instance.  If any U.S. federal, state, local or foreign taxing authority challenges the allocation, the party receiving notice of such challenge shall give the other parties hereto prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.  LKQ shall prepare and deliver to the Shareholders the Forms 8023 and 8883 to be executed by the Shareholders at the Closing or thereafter.  LKQ shall execute such forms and file them no later than their due date.

12.2.5  LKQ and the Shareholders shall each bear their own expenses and professional fees in connection with the matters described in this Section 12.2.  All sales, use, transfer and other similar Taxes, including any stock transfer stamp Taxes resulting from the sale of the Shares, shall be borne fifty percent (50%) by the Shareholders and fifty percent (50%) by LKQ.  For the avoidance of doubt, the Shareholder Representatives may pay such Taxes on behalf of the Shareholders out of the Representative Expense Account pursuant to the Escrow Agreement.

12.2.6  After the Closing Date, each of the Shareholders and LKQ shall (and shall cause their respective affiliates to):  (i) assist the other party in preparing and filing any Tax Returns or reports that such other party is responsible for preparing and filing in accordance with this Agreement; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its subsidiaries; (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company and its subsidiaries; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company and its subsidiaries for taxable periods for which the other may have a liability under this Agreement; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

12.2.7  Without limiting the requirements and obligations set forth in Section 12.2.6, after the Closing Date, each of the Shareholders, LKQ, the Company and the Subsidiary will preserve all information, records or documents relating to liabilities for Taxes of the Company and its subsidiaries until ninety (90) days after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

12.2.8  If a party becomes aware that another party is entitled to a Tax refund, then such party shall provide prompt notice thereof to such other party or parties.  Any Tax refunds that are received by LKQ, the Company or the Subsidiary, and any amount credited against Tax to which LKQ, the Company or the Subsidiary becomes entitled, that relate to the Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and LKQ shall pay to the Shareholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

13.                               Miscellaneous

13.1                        Amendment and Modification.  The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

13.2                        Expenses.  Except as otherwise specifically provided in this Agreement, the parties agree that whether or not the sale of the Shares is consummated, LKQ will pay and bear all of the expenses incurred by it, and the Shareholders will bear all of the expenses incurred by the Company and the Shareholders in connection with the acquisition contemplated by this Agreement, including legal, tax and accounting related expenses, except that all filing fees under the HSR Act shall be shared equally by LKQ, on the one hand, and the Shareholders, on the other hand.  Notwithstanding the foregoing, the Shareholders may cause the Company to pay such expenses prior to the Closing.

13.3                        Certain Definitions.  For purposes of this Agreement:

13.3.1  “Actual Knowledge,” for purposes of Section 5.21 and Section 11.4 only, shall consist of (i) anything that any of the Shareholders, G. McElroy or Cindi Galfin actually knows without investigation and (ii) any information in the documents relating to environmental matters and set forth in the electronic data room of documents made available to LKQ by the Shareholders through Intralinks, an electronic copy of which is contained on a DVD that has been delivered to LKQ prior to the date hereof.

13.3.2  An “affiliate” means with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.  For the avoidance of doubt, Hayward Associates is an affiliate of the Company and of the Shareholders.

13.3.3  “Ancillary Agreements” means the Escrow Agreement.

13.3.4  “Business” means the self-service retail recycled vehicle products business and the processing and distribution of recycled original equipment manufacturer products; provided, however, that the definition of “Business” shall not include the purchase, collection, processing, recycling and sale of recyclable ferrous and non-ferrous metals or products containing such metals, including automobiles and catalytic converters.

13.3.5  “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois and Anaheim, California.

13.3.6  “Cash Amount” means the aggregate amount of cash and cash equivalents (including funds held in money market accounts and flex CD accounts) of the Company at the Closing, as determined in accordance with GAAP.  For avoidance of doubt, when calculating the Cash Amount:  (i) all checks that have been “cut” and mailed by the Company and are outstanding shall be deducted from cash of the Company; and (ii) all “cut” but uncashed checks received by the Company or other deposits in transit that are outstanding shall be added to cash of the Company.

13.3.7  “Code” means the Internal Revenue Code of 1986, as amended.

13.3.8  “Confidentiality Agreement” means the Confidentiality Agreement dated September 19, 2007 between LKQ and the Company.

13.3.9  “Current Assets” means, without duplication, the current assets of the Company determined in accordance with GAAP and in a manner consistent with the policies and principles used by the Company in connection with the preparation of the Balance Sheet (but excluding the Cash Amount), subject to the adjustments set forth in Schedule 13.3.40 hereto.

13.3.10  “Current Liabilities” means, without duplication, the current liabilities of the Company determined in accordance with GAAP and in a manner consistent with the policies and principles used by the Company in connection with the preparation of the Balance Sheet (but excluding all Debt, including any current portion thereof, and the obligations to pay the Success Bonus Amounts), subject to the adjustments set forth in Schedule 13.3.40 hereto.

13.3.11  “Debt” means any amount owed by the Company, or for which the Company is liable:  (i) for borrowed money; (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility; (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); or (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP (but excluding all obligations of the Company under the Vehicle Lease Service Agreement, dated as of November 12, 2003, between Penske Truck Leasing Co., L.P. and the Company, including schedules thereto).

13.3.12  “Debt Amount” means the aggregate amount owed to the Company’s creditors listed on Schedule 2.1.5 hereto, as of immediately prior to the Closing, including any and all outstanding principal and accrued but unpaid interest.

13.3.13  “Encumbrance” means any mortgage, claim, lien, option, pledge, charge, security interest, equitable interest, right of first refusal or preemptive right, condition or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

13.3.14  “Escrow Account” means the account with the Escrow Agent into which five percent (5%) of the Closing Payment is deposited pursuant to Sections 2.1.3 and 3.2.4 and the Escrow Agreement.

13.3.15  “Escrow Agent” means LaSalle Bank National Association.

13.3.16  “Escrow Agreement” shall have the meaning set forth in Section 2.1.3.

13.3.17  “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

13.3.18  “Governmental Authority” means (i) any government or political subdivision thereof whether foreign or domestic, national, state, county, municipal or regional or any other governmental entity, (ii) any agency or instrumentality of any such government, political subdivision or other government entity, (iii) any court, arbitral tribunal or arbitrator, and (iv) any non-governmental or quasi-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

13.3.19  “Hayward Associates” means Hayward Associates, a California general partnership.

13.3.20  The “knowledge” of LKQ shall consist of everything that the officers and members of the board of directors of LKQ actually know without investigation; the “knowledge” of each Shareholder shall consist of everything that such Shareholder actually knows without investigation; and “knowledge” of the Company shall consist of everything that the Shareholders, members of the board of directors of the Company, and Cindi R. Galfin, H. Michael Couch and Christopher Lee McElroy actually know without investigation.  The foregoing definition of “knowledge” shall apply to words of similar import such as “know” or “knows.”

13.3.21  “Law” means any domestic or foreign statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

13.3.22  “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or its Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiary thereunder.

13.3.23  “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiary.

13.3.24  “Material Adverse Effect” means:  (a) with respect to the Company, any event, circumstance, effect or state of facts that is materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations or business prospects of the Company and the Subsidiary, taken as a whole, or (ii) the ability of the Company to perform, in all material respects, its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby, provided, however, that (A) “Material Adverse Effect” shall not include the effect of any event, change, circumstance, change or development arising out of or impacting (I) the markets or industry in which the Company and the Subsidiary operate their businesses generally, to the extent not having a disproportionate impact on the Company, (II) general economic conditions, including such conditions as are related to the businesses of the Company and the Subsidiary, (III) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or escalation of any existing hostilities, (IV) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (V) natural disasters, acts of God or other events not within the reasonable control of the Company, (VI) any change in applicable Laws or accounting rules, (VII) the taking of any action contemplated by this Agreement or the Ancillary Agreements or consented to by LKQ, or (VIII) the public announcement of the entering into of this Agreement or the transactions contemplated by this Agreement, and (B) no “Material Adverse Effect” shall be deemed to have occurred hereunder upon the occurrence of any one or more of the following (or combination thereof):  (I) any adverse change in or effect on the Company’s business or business prospects that is cured by the Shareholders or the Company to the reasonable satisfaction of LKQ before the earlier of the Closing Date or the Termination Date, or (II) the resignation of any employee of the Company as a result of the transactions contemplated by this Agreement or otherwise; and (b) with respect to any Shareholder or LKQ, any event, change, circumstance, effect or state of facts that is materially adverse to the ability of such Shareholder or LKQ, as applicable, to perform, in all material respects, his or its obligations under this Agreement or the Ancillary Agreements to which such Shareholder or LKQ, as applicable, will be a party or to consummate the transactions contemplated hereby or thereby.

13.3.25  “Neu Group” means John L. Neu, Robert T. Neu and Jeffrey P. Neu.

13.3.26  “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations, utility installations, water distribution systems and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights), owned by the Company or its Subsidiary.

13.3.27  “Permitted Encumbrances” means with respect to each parcel of Real Property:  (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the Company’s or its Subsidiary’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property that do not or would not materially impair the use or occupancy of such Real Property in the operation of the Company’s or its Subsidiary’s business as currently conducted thereon.

13.3.28  A “person” shall include an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

13.3.29  “Representative Expense Account” means the account with the Escrow Agent into which $50,000 is deposited pursuant to Sections 2.1.3 and 3.2.4 and the Escrow Agreement.

13.3.30  “SEC” means the Securities and Exchange Commission of the United States.

13.3.31  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

13.3.32  “Shareholder Representatives” means G. McElroy (who will act, for the purposes hereof, as the Shareholder Representative of the Glenn C. McElroy Family Trust dated October 14, 1992 (and its trustee), Phillip B. McElroy and Thomas C. Hutton, as further set forth in Section 13.16) and John L. Neu (who will act, for the purposes hereof, as the Shareholder Representative of John L. Neu, Robert T. Neu and Jeffrey P. Neu, as further set forth in Section 13.16).

13.3.33  “Subsidiary” means Charities Automobile Recycling Enterprises, LLC, a California limited liability company doing business as WeCARE.

13.3.34  “Success Bonus Agreements” means, collectively:  (i) Success Bonus Agreement, dated as of April 30, 2007, between the Company and Christopher Lee McElroy, as amended pursuant to Amendment No. 1 to Success Bonus Agreement, dated as of April 29, 2008, between the Company and Christopher Lee McElroy and Amendment No. 2 to Success Bonus Agreement, dated as of July 31, 2008, between the Company and Christopher Lee McElroy; (ii) Success Bonus Agreement, dated as of April 30, 2007, between the Company and H. Michael Couch, as amended pursuant to Amendment No. 1 to Success Bonus Agreement, dated as of April 29, 2008, between the Company and H. Michael Couch and Amendment No. 2 to Success Bonus Agreement, dated as of July 31, 2008, between the Company and H. Michael Couch; and (iii) Success Bonus Agreement, dated as of April 30, 2007, between the Company and Cindi R. Galfin, as amended pursuant to Amendment No. 1 to Success Bonus Agreement, dated as of April 29, 2008, between the Company and Cindi R. Galfin and Amendment No. 2 to Success Bonus Agreement, dated as of July 31, 2008, between the Company and Cindi R. Galfin.

13.3.35  “Success Bonus Amount” means the $3,000,000 in the aggregate that the Company is obligated to pay as of the Closing Date to the Company’s officers identified on Schedule 2.1.6 under the Success Bonus Agreements, before deducting any applicable taxes and withholdings or making other required, normal or elected deductions.

13.3.36  “Tax” or “Taxes” mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, consumption, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any person or as a result of any obligation to indemnify any other person.

13.3.37  “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

13.3.38  “Working Capital Amount” means the amount equal to (a) the aggregate amount of Current Assets minus (b) the aggregate amount of Current Liabilities, each calculated based on the information contained in the Closing Balance Sheet.

13.3.39  “Working Capital Difference” means the difference (in all cases, expressed as a positive number), if any, of (a) the Working Capital Amount and (b) the Working Capital Target.

13.3.40  “Working Capital Target” means the amount equal to (a) the aggregate amount of Current Assets minus (b) the aggregate amount of Current Liabilities, each as of March 31, 2008 and as calculated and set forth on Schedule 13.3.40 hereto.

13.3.41  The following terms have the respective meanings set forth in the location referenced below:

Definition	Location

401(k) Plan	Section 7.6.3
Affected Employee	Section 7.6.1
Agreement	Preamble
Antitrust Division	Section 7.5.1
Audit	Section 12.2.3
Balance Sheet	Section 5.5
Broker	Section 2.5.2
Cap	Section 11.1.3
Charges	Section 13.16.3
Closing	Preamble
Closing Balance Sheet	Section 2.4.1
Closing Date	Section 3.1
Closing Payment	Section 2.3.2
Company	Preamble
Contracts	Section 5.14.1
Damages	Section 11.1.1

Disclosure Schedules	Section 4
Encumbrance Documents	Section 5.8.7
Environmental Law	Section 5.21.1
Environmental Permit	Section 5.21.1
ERISA	Section 5.23.2
Escrow Agreement	Section 2.1.3
Estimated Balance Sheet	Section 2.3.1
Exchange Act	Section 4.7
Financial Statements	Section 5.5
Forward-Looking Statements	Section 13.18.1
FTC	Section 7.5.1
G. McElroy	Preamble
Hazardous Substance	Section 5.21.1
HSR Act	Section 4.4.2
Improvements	Section 5.8.4
Indemnification Agreements	Section 7.9.
Indemnified Party	Section 11.6.1
Indemnifying Party	Section 11.6.1
Independent Accounting Firm	Section 2.4.3
Interim Financial Statements	Section 5.5
LKQ	Preamble
LKQ Indemnified Party	Section 11.1.1
LKQ Share Value	Section 2.2
LKQ Shares	Section 2.1.2
Mini-Threshold	Section 11.1.3
Neu Group Proceeds Amount	Section 2.5.3
Neu Group Shares	Section 2.5.1
Neu Group Shortfall Amount	Section 2.5.3
Non-Compete Payment Amount	Section 2.1.4
Notice of Disagreement	Section 2.4.2
Permits	Section 5.11
Plans	Section 5.23.1
Proprietary Rights	Section 5.12
Prospectus	Section 4.7
Purchase Price	Section 2.1
Real Estate Impositions	Section 5.8.12
Real Property	Section 5.8.3
Regulatory Approvals	Section 7.5.1
Release	Section 5.21.1
SEC Reports	Section 4.7
Section 2.5 Period	Section 2.5.2
Section 338(h)(10) Election	Section 12.2.4
Shareholder	Preamble
Shareholder Indemnified Party	Section 11.4
Shares	Section 1
Straddle Period	Section 12.2.1

Tank	Section 5.21.1
Termination Date	Section 8.1.4
Third Party Claim	Section 11.6.2
Threshold	Section 11.1.3
Update	Section 7.3.2

13.4                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

13.5                        Entire Agreement.  This instrument, the Exhibits and Schedules attached hereto, the Disclosure Schedules and any other written agreements executed and delivered by the parties hereto on the Closing Date contain the entire agreement of the parties hereto with respect to the sale of the Shares and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to this Agreement shall be deemed to include the Exhibits and Schedules attached hereto and the Disclosure Schedules.

13.6                        Headings.  The descriptive headings (including those in any table of contents) in this Agreement or in any Exhibit or Schedule or the Disclosure Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7                        Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.8                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, provided that such courier’s records indicate that the delivery was completed, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any Shareholder (or the Shareholder Representatives) or, prior to the Closing, the Company, to:

Pick-Your-Part Auto Wrecking
1301 East Orangewood Avenue
Anaheim, CA  92805
Attention:  Glenn C. McElroy
Facsimile:  (714) 634-0520

and

John L. Neu
120 Fifth Avenue, Suite 600
New York, NY 10011
Facsimile:  (646) 467-6737

with a copy (which shall not constitute notice) to:

Hugo Neu Corporation
120 Fifth Avenue, Suite 600
New York, NY  10011
Attention:  Andrew Feuerstein, General Counsel
Facsimile:  (646) 467-6727

Gibson, Dunn & Crutcher LLP
3161 Michelson, 12th Floor
Irvine, CA  92612
Attention:  Mark W. Shurtleff, Esq.
Facsimile:  (949) 451-4220

If to LKQ:

LKQ Corporation
120 North LaSalle Street, Suite 3300
Chicago, Illinois  60602
Attention:  General Counsel
Fax:  (312) 621-1969

13.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

13.10                 Venue and Submission to Jurisdiction.

13.10.1  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by the Company, the Shareholders or G. McElroy to enforce their rights under this Agreement or any of the other agreements contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois (Eastern Division) or in the Circuit Court of Cook County, Illinois.

13.10.2  In order to facilitate the ability of the Company, the Shareholders and G. McElroy to enforce their rights under this Agreement and other agreements contemplated hereby in accordance with Section 13.10.1, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Northern District of Illinois (Eastern Division) and the Circuit Court of Cook County, Illinois and (ii) expressly agrees that service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the

Illinois Long-Arm Statute, Chap. 735 Paragraph 5/2-209 Ill. Comp. Stat. (1997) and the Rules of the Court pertaining thereto.

13.10.3  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by LKQ to enforce its rights under this Agreement or any of the other agreements contemplated hereby shall be brought in the United States District Court for the Central District of California (Southern Division) or in the Superior Court of California, County of Orange; provided, however, that any action brought by LKQ to enforce its rights under Sections 12.1.1 and 12.1.2 shall be brought as provided in Section 13.10.5.

13.10.4  In order to facilitate the ability of LKQ to enforce its rights under this Agreement and the other agreements contemplated hereby in accordance with Section 13.10.3, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Central District of California (Southern Division) or in the Superior Court of California, County of Orange and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the applicable California Long-Arm Statute.

13.10.5  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by a party with respect to Sections 12.1.1 and 12.1.2 of this Agreement shall be brought in the United States District Court for the District of Delaware or in the Delaware Court of Chancery.

13.10.6  In order to facilitate the ability of the Company, the Shareholders and G. McElroy or LKQ, as the case may be, to enforce their rights under this Agreement and other agreements contemplated hereby in accordance with Section 13.10.5, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the District of Delaware or in the Delaware Court of Chancery and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the applicable Delaware Long-Arm Statute.

13.11                 Further Assurances.  In the event that at any time after the Closing Date further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall take all such necessary or appropriate action, including executing such documents, instruments or conveyances and taking such actions as may be reasonably requested by the counsel of any of the parties, their respective affiliates and their respective representatives, and otherwise cooperating in a reasonable manner with each of the other parties, their respective affiliates and their respective representatives in connection with any action that may be necessary or advisable to carry out the provisions hereof or transactions contemplated hereby or related hereto (including the transfer of the Owned Real Property).

13.12                 Drafting.  This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as a result of the attribution of drafting to any party.

13.13                 Interpretation.  When reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.  Any reference to the male gender herein shall not be interpreted as excluding the female or neuter.  Any capitalized terms used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall have the meanings as defined in this Agreement.  All Exhibits, Schedules and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

13.14                 Attorneys’ Fees and Expenses.  In the event any party brings an action to enforce any rights under this Agreement or the transactions contemplated by this Agreement, the non-prevailing party in such action shall, promptly after the entry of a final and nonappealable court order relating to such action, pay to the prevailing party all costs and expenses (including reasonable attorney fees and expenses) incurred by such prevailing party in such action.

13.15                 Specific Performance.  Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity.

13.16                 Shareholder Representatives.

13.16.1  Each Shareholder Representative is hereby constituted and appointed as agent for and on behalf of those Shareholders for whom such Shareholder Representative acts as identified in the definition of the term “Shareholder Representatives” in Section 13.3.32.  No Shareholder Representative shall incur any liability to the Shareholders with respect to any action taken or suffered by such Shareholder Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by such Shareholder Representative to be genuinely and duly authorized, nor for other action or inaction except such Shareholder Representative’s own willful misconduct or gross negligence.  The Shareholder Representatives may, in all questions arising under this Agreement, rely on the advice of counsel and the Shareholder Representatives shall not be liable to the Shareholders for anything done, omitted or suffered in good faith by the Shareholder Representatives based on such advice.  A Shareholder Representative may resign at any time upon giving 30 Business Days’ prior notice of such resignation to LKQ and each other Shareholder.  In the event of a Shareholder Representative’s death or permanent disability, he shall be automatically removed as the Shareholder Representative without any action on the part of any other Shareholder or LKQ.  In the event of the death or permanent disability of either of the Shareholder Representatives or a Shareholder Representative’s resignation from such position, a successor Shareholder Representative shall be elected within ten (10) Business Days as follows:  (i) with respect to the Shareholder Representative representing the Glenn C. McElroy Family Trust dated October 14, 1992 (and its trustee), Phillip B. McElroy and Thomas C. Hutton, by a majority vote of such Shareholders or their respective successors; and (ii) with respect to the Shareholder Representative representing John L. Neu, Robert T. Neu and Jeffrey P. Neu, by a majority vote of such Shareholders or their respective successors.  Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any successor Shareholder Representative.

13.16.2  Each Shareholder Representative shall have full power and authority to represent the Shareholders for whom such Shareholder Representative acts and their respective successors, with respect to all matters in regard to which this Agreement contemplates such Shareholder Representative to act, including:  (i) take any action contemplated to be taken by the Shareholders under this Agreement or any Ancillary Agreement, including pursuant to Sections 4, 8, 9, 11 and 12.2 and the Escrow Agreement; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement or any Ancillary Agreement; and (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement or any Ancillary Agreement.  All actions taken by such Shareholder Representative hereunder shall be binding upon the Shareholders and their successors, as if expressly confirmed and ratified in writing by each of them.  A decision, act, consent or instruction of a Shareholder Representative that is contemplated by this Agreement shall constitute a decision of all the Shareholders for whom such Shareholder Representative acts, and LKQ shall be entitled to rely on any such decision, act, consent or instruction of such Shareholder Representative.

13.16.3  The Shareholder Representatives shall have the right to recover from the Representative Expense Account the out-of-pocket expenses incurred in serving in their capacity as representatives of the Shareholders, including fees payable to accountants and attorneys (the “Charges”).  The Shareholder Representatives shall seek payment or reimbursement of the Charges from the Representative Expense Account by submitting a joint written instruction to the Escrow Agent pursuant to the Escrow Agreement.  In the event the Representative Expense Account is insufficient to satisfy the Charges, each Shareholder shall be obligated to pay such Shareholder’s share of the Charges in excess of such amounts based on the allocation set forth on Schedule 2.1.1 hereto.

13.17                 Legal Representation.  In any dispute or proceeding arising under or in connection with this Agreement, any one or more of the Shareholders or G. McElroy shall have the right, at their election, to retain the firm of Gibson, Dunn & Crutcher LLP to represent them in such matter and each of LKQ and the Company, for itself and its affiliates, successors and assigns, hereby consents to any such representation in any such matter and irrevocably waives its right to object or assert a claim of conflict of interest with respect to such representation.  Each of LKQ and the Company acknowledges that the foregoing provision shall apply whether or not Gibson, Dunn & Crutcher LLP provides legal services to the Company, LKQ or their affiliates after the Closing Date.  Each of LKQ and the Company, for itself and its affiliates, successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Shareholders and G. McElroy and their respective counsel, including Gibson, Dunn & Crutcher LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any Ancillary Agreement, or any matter relating to any of the foregoing, are privileged communications between the Shareholders and G. McElroy and their respective counsel and neither LKQ nor the Company and the Subsidiary, nor any person purporting to act on behalf of or through LKQ or the Company and the Subsidiary, will seek to obtain the same by any process.

13.18                 Forward-Looking Statements.

13.18.1  In connection with LKQ’s investigation of the Company and the Subsidiary and the transactions contemplated by this Agreement, LKQ may have received from the Company or a Shareholder various forward-looking statements (e.g., budgets, estimates, assumptions, projections, forecasts and plans) regarding such matters, including with respect to future revenues, future results of operations, future cash flows and future financial condition of the business of the Company and the Subsidiary (the “Forward-Looking Statements”).  LKQ acknowledges and agrees:  (i) there are inherent uncertainties in attempting to make the Forward-Looking Statements; (ii) LKQ is familiar with such uncertainties; and (iii) LKQ is taking full responsibility for making its own investigation, examination and evaluation of the Company and the Subsidiary and the transactions contemplated by this Agreement, relying, as necessary, on the assistance of LKQ’s advisors.  Accordingly, LKQ is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements and is not relying on any Forward-Looking Statement in any manner whatsoever, and LKQ agrees hereby that it shall have no claim against the Company or any of the Shareholders with respect to any Forward-Looking Statements that LKQ may have received, except to the extent set forth in this Agreement or any schedule or exhibit furnished in connection herewith.

13.18.2  The Company makes no representation or warranty with respect to any Forward-Looking Statements, or with respect to the reasonableness of the assumptions underlying any such statements, including those statements, if any, (i) contained in the electronic data room of documents made available to LKQ by the Shareholders through Intralinks, an electronic copy of which is contained on a DVD that has been delivered to LKQ prior to the date hereof, any management presentation, any supplemental due diligence information or in any other information or documents delivered or made available to LKQ or its advisors or (ii) made in connection with LKQ’s discussions with the Company’s management or any Shareholder, negotiations leading to this Agreement or any other circumstance, except to the extent set forth in this Agreement or any schedule or exhibit furnished in connection herewith.

13.19                 Obligations of G. McElroy.  G. McElroy hereby guarantees, and agrees that he shall be responsible for, the performance and satisfaction of all obligations and liabilities of the Glenn C. McElroy Family Trust dated October 14, 1992 (and its trustee) under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION

By:	/s/ Walter P. Hanley
Name:	Walter P. Hanley
Title:	Senior Vice President

PICK-YOUR-PART AUTO WRECKING

By:	/s/ Glenn C. McElroy
Name:	Glenn C. McElroy
Title:	President, CEO

/s/ Glenn C. McElroy
GLENN C. MCELROY

/s/ Glenn C. McElroy
GLENN C. MCELROY, AS TRUSTEE OF THE GLENN C. MCELROY FAMILY TRUST DATED OCTOBER 14, 1992

/s/ Phillip B. McElroy
PHILLIP B. MCELROY

/s/ Thomas C. Hutton
THOMAS C. HUTTON

SIGNATURE PAGE

TO

STOCK PURCHASE AGREEMENT

/s/ John L. Neu
JOHN L. NEU

/s/ Robert T. Neu
ROBERT T. NEU

/s/ Jeffrey P. Neu
JEFFREY P. NEU

SIGNATURE PAGE

TO

STOCK PURCHASE AGREEMENT